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                                                                       EXHIBIT 4
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                       MITCHELL ENERGY & DEVELOPMENT CORP.
                                   as Borrower

                         ------------------------------


                           REVOLVING CREDIT AGREEMENT
                            Dated as of July 28, 1998

                         ------------------------------


                            THE CHASE MANHATTAN BANK
                             as Administrative Agent


                         PNC BANK, NATIONAL ASSOCIATION,
                              as Syndication Agent


                               NATIONSBANK, N.A.,
                             as Documentation Agent

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

                                TABLE OF CONTENTS

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
  SECTION 1. DEFINITIONS ....................................      1
        1.1   Defined Terms .................................      1
        1.2   Accounting Principles .........................     18
        1.3   Use of Defined Terms ..........................     19

  SECTION 2. AMOUNT AND TERMS OF LOANS ......................     19
        2.1   Revolving Credit Commitments ..................     19
        2.2   Repayment of Loans; Evidence of Debt ..........     20
        2.3   Procedure for Borrowing .......................     21
        2.4   Commitment Fee ................................     22
        2.5   Reduction of Commitment .......................     22
        2.6   Prepayments ...................................     22
        2.7   Interest Rates and Options ....................     22
        2.8   Computation of Interest and Fees; Funding
              Procedures ....................................     23
        2.9   Inability to Determine Interest Rate ..........     24
        2.10  Letter of Credit Commitment ...................     25
        2.11  Procedure for Issuance of Letters of Credit ...     25
        2.12  Fees, Commissions and Other Charges ...........     25
        2.13  Letter of Credit Participation ................     26
        2.14  Reimbursement Obligations of the Borrower .....     27
        2.15  Obligations Absolute ..........................     28
        2.16  Letter of Credit Payments .....................     28
        2.17  L/C Documentation .............................     29
        2.18  Pro Rata Treatment and Payments ...............     29
        2.19  Illegality ....................................     30
        2.20  Increased Costs ...............................     30
        2.21  Reemployment Costs ............................     31
        2.22  Taxes .........................................     32
        2.23  Mitigation Obligations; Replacement of Lenders      32
        2.24  Use of Proceeds ...............................     33

  SECTION 3. REPRESENTATIONS AND WARRANTIES .................     33
        3.1   Organization and Qualification ................     34
        3.2   Corporate Power and Authorization .............     34
        3.3   No Legal Bar on Borrower ......................     34
        3.4   No Material Litigation ........................     35
        3.5   Compliance With Other Instruments; None
              Burdensome ....................................     35
        3.6   Ownership of Properties; Liens ................     35
        3.7   No Default ....................................     35
        3.8   Taxes .........................................     36
        3.9   Financial Condition ...........................     36
        3.10  Certain Acts ..................................     37
        3.11  Status Under Other Federal Laws and
              Regulations ...................................     37
        3.12  Disclosure ....................................     38
        3.13  ERISA .........................................     38

  SECTION 4. CONDITIONS PRECEDENT ...........................     38
        4.1   Conditions to Effectiveness ...................     38

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
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
        4.2   Conditions to Each Extension of Credit .........     40

  SECTION 5. AFFIRMATIVE COVENANTS ...........................     40
        5.1   Financial Statements; Reports ..................     40
        5.2   Certificates as to Financial Matters, No
              Default, etc ...................................     42
        5.3   Payment of Taxes, etc.; Observance of Legal
              Requirements; Liens; Contests ..................     43
        5.4   Notice of Default, Litigation, etc .............     43
        5.5   Insurance ......................................     44
        5.6   ERISA ..........................................     44
        5.7   Maintenance of Existence, Franchises, etc ......     44
        5.8   Maintenance and Improvement of Property ........     44
        5.9   Maintenance of Accounts ........................     45
        5.10  Inspection .....................................     45
        5.11  Transactions with Affiliates ...................     45

  SECTION 6. NEGATIVE COVENANTS ..............................     46
        6.1   Limitation on Liens ............................     46
        6.2   Restrictions on Incurrence of Subsidiary Debt ..     47
        6.3   Consolidated Tangible Net Worth ................     48
        6.4   Restrictions on Disposition of Stock and Debt of
              Subsidiaries, etc ..............................     48
        6.5   Consolidation, Merger, Sales of Assets, etc ....     49
        6.6   Consolidated Leverage Ratio ....................     49

  SECTION 7. EVENTS OF DEFAULT ...............................     49
        7.1   Nonpayment of Interest or Principal, Insolvency
              of Subsidiaries and Other Defaults .............     49
        7.2   Insolvency of the Borrower and Like Defaults ...     52
        7.3   Letter of Credit Remedies ......................     53
        7.4   Letter of Credit Account .......................     54

  SECTION 8. THE AGENTS AND THE ISSUING LENDER ...............     56
        8.1   Appointment ....................................     56
        8.2   Delegation of Duties ...........................     56
        8.3   Reimbursement of Administrative Agent and
              Issuing Lender .................................     56
        8.4   Exculpatory Provisions .........................     57
        8.5   Indemnification of Administrative Agent and
              Issuing Lender .................................     57
        8.6   Reliance by Administrative Agent and Issuing
              Lender .........................................     57
        8.7   Administrative Agent and Issuing Lender in
              Individual Capacity ............................     58
        8.8   Non-Reliance ...................................     58
        8.9   Successor Administrative Agent .................     59
        8.10  Documentation Agent and Syndication Agent ......     59

  SECTION 9. MISCELLANEOUS ...................................     59
        9.1   Waiver of Default ..............................     59
        9.2   Request to Administrative Agent ................     60
        9.3   Amendments .....................................     60

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
                                                       Page
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
        9.4   Notices ..............................     60
        9.5   Adjustments; Set-Off .................     61
        9.6   No Waiver; Cumulative Remedies .......     62
        9.7   Payment of Expenses and Taxes ........     62
        9.8   Notice of Action .....................     63
        9.9   Survival of Agreements ...............     63
        9.10  Successors and Assigns; Participations     64
        9.11  Counterparts .........................     66
        9.12  Severability .........................     66
        9.13  Interest .............................     67
        9.14  GOVERNING LAW ........................     68
        9.15  SUBMISSION TO JURISDICTION; WAIVERS ..     68
        9.16  WAIVERS OF JURY TRIAL ................     69


Schedule 1      Applicable Margins, Letter of Credit Commission
                Rate, Commitment Fee Rate
Schedule 2      Subsidiaries, Restricted and Unrestricted
Schedule 3      Existing Liens
Schedule 4      Existing Debt
Schedule 5      Lender Offices

Exhibit A   -   Form of Note
Exhibit B   -   Form of Legal Opinion of Counsel to the Borrower
Exhibit C   -   Form of Assignment and Acceptance
Exhibit D   -   Form of Closing Certificate

                  REVOLVING CREDIT AGREEMENT, dated as of July 28, 1998 (as amended, supplemented or otherwise modified, this "Credit Agreement"), among Mitchell Energy & Development Corp., a Texas corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Credit Agreement (collectively, the "Lenders", each a "Lender"), including each of The Chase Manhattan Bank and Chase Manhattan Bank Delaware in their respective capacities as Issuing Lender, The Chase Manhattan Bank, a New York banking corporation, as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent"), PNC Bank, National Association, a national banking association, as Syndication Agent for the Lenders (in such capacity, the "Syndication Agent") and NationsBank, N.A., a national banking association, as Documentation Agent for the Lenders (in such capacity, the "Documentation Agent").


                              W I T N E S S E T H :


                  WHEREAS, the Borrower has requested the Lenders to make loans to it in an aggregate principal amount not to exceed $250,000,000 at any time outstanding, the proceeds of which will be used for general corporate purposes by the Borrower and its Subsidiaries; and

                  WHEREAS, the Lenders are willing to make such loans upon the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:


                  SECTION 1.  DEFINITIONS

                  1.1 Defined Terms. As used herein the following terms shall have the following meanings, unless the context shall otherwise require:

                  "ABR Rate" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate") and (ii) the Federal Funds Effective rate from time to time plus 0.5%. Any change in the ABR Rate due to a change in the foregoing prime rate or in the Federal Funds Effective Rate shall be effective from and including the effective date of each such change.

                  "ABR Rate Loans" means Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the ABR Rate.

                  "Accountants" means Arthur Andersen L.L.P. or such other independent public accountants of recognized national standing selected by the Borrower with the prior approval of the Required Lenders.

                  "Advance Payment Obligation" when used with respect to any Person, means indebtedness, obligations and liabilities of such Person arising out of any loan, advance or take or pay payment (or other payment for Petroleum or other products not delivered by such Person) made to such Person in connection with or pursuant to the commitment or contract of such Person to sell or offer to sell or deliver (i) Petroleum to be produced from or attributable to designated Mineral Interests owned or to be acquired by such Person, (ii) products of Gas Processing Plant Assets, or (iii) fees, revenues or products of Gas Gathering and Transmission Assets, to or upon the order of the party making such loan, advance or payment, whether or not such Person is in fact liable for such indebtedness, obligations and liabilities or pays or is liable for interest thereon.

                  "Affiliate" when used with respect to any Person, means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first mentioned Person, or (ii) which beneficially owns or holds 10% or more of any class of Voting Stock of such first mentioned Person, or (iii) 10% or more of whose Voting Stock is beneficially owned or held by such first mentioned Person and/or any of its Affiliates. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that no Person shall be deemed to be an Affiliate of another Person (i) by reason of the exercise or existence of rights or remedies granted under this Credit Agreement or (ii) by reason of such Person's being a participant in a joint venture, partnership, joint operating group or joint undivided ownership group with such other Person notwithstanding the fact that such joint venture, partnership, joint operating group or joint undivided ownership group may be an Affiliate of such first Person.

                  "Agents" means the collective reference to the Administrative Agent, Syndication Agent and Documentation Agent.

                  "Aggregate Outstanding Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and
         (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

                  "Applicable Margin" means, with respect to ABR Rate Loans and Eurodollar Loans, the percentage set forth opposite said terms in the appropriate column on Schedule 1.

                  "Available Commitment" means, as to any Lender, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Aggregate Outstanding Extensions of Credit.

                  "Board of Directors" or "Board" means the Board of Directors of the Borrower or a committee of directors lawfully exercising the relevant powers of the Board.

                  "Business Day" means (a) a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) if a Eurodollar Loan is concerned, a day which meets the criterion set forth in clause (a) and upon which banks are also open for transactions in Dollars in the London interbank market.

                  "Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet and "Capital Lease Obligation" means the amount of the liability which should be so capitalized.

                  "Chase" means The Chase Manhattan Bank.

                  "Chase Delaware" means Chase Manhattan Bank Delaware.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment" means each Lender's obligation to make loans to the Borrower and/or to issue and/or participate in Letters of Credit issued on behalf of the Borrower in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name in subsection 2.1; collectively, as to all the Lenders, the "Commitments".

                  "Commitment Fee Rate" means the percentage set forth opposite Commitment Fee Rate in the appropriate column on Schedule 1.

                  "Commitment Percentage" means, with respect to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the Aggregate Outstanding Extensions of Credit of such Lender constitutes of the Aggregate Outstanding Extensions of Credit of all the Lenders).

                  "Commitment Period" means the period from and including the Effective Date to but not including the Scheduled Termination Date or such earlier date as the Commitments shall terminate as provided herein.

                  "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

                  "Common Stock" means all capital stock of any corporation other than Preferred Stock of such corporation.

                  "Consolidated Debt", as applied to the Borrower and its Subsidiaries at any date, means the sum of all Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis.

                  "Consolidated EBITDA": for any period, Consolidated Net Income for that period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for that period,
         (a) interest expense, amortization and write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges, associated with debt (including the Loans), (b) income tax expense, (c) depreciation, depletion and amortization, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses and (f) any other non-cash charges, and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for that period, (a) any extraordinary, unusual or non-recurring income and (b) any other non-cash income; provided, however, that when the Borrower or any Subsidiary acquires a Person or other asset, Consolidated EBITDA shall be calculated on a pro forma basis as if such acquisition had occurred on the first day of the relevant measuring period so long as the calculation of the pro forma adjustment is reviewed by Accountants and based on procedures satisfactory to the Administrative Agent; and provided, further, that if such pro forma calculation is not reviewed by Accountants, then Consolidated EBITDA may be calculated on such a pro forma basis with the consent of the Required Lenders.

                  "Consolidated Leverage Ratio": as at the date of any determination thereof, the ratio of (a) Consolidated Debt on such determination date to (b) Consolidated EBITDA for the four-fiscal-quarter period either ending on such determination date or most-recently ended prior to such determination date.

                  "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, plus, any dividends or similar distributions actually received from any Minority-Interest Investment; provided that there shall be excluded (without duplication) (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) to the extent included in consolidated net income, any income (or deficit) of any Minority-Interest Investment and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time of such determination permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Subsidiary.

                  "Consolidated Tangible Net Worth", as applied to the Borrower and its Subsidiaries at any date, means stockholders' equity (including Preferred Stock) as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, from which shall be subtracted the amount of all franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense, unamortized debt discount and all other intangible assets, determined on a consolidated basis.

                  "Consolidated Total Assets" at any date, all assets of the Borrower and its Subsidiaries as determined according to the consolidated balance sheet most recently delivered pursuant to subsection 5.1 or, if no such balance sheet has yet been delivered, the balance sheet referred to in subsection 3.9(b).

                  "Contractual Obligation" as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Credit Documents" means this Credit Agreement, the Notes, the L/C Documentation and any other documents prepared in connection herewith or therewith.

                  "Debt" as to any Person, at a particular time, means the sum (without duplication) of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder that are classified as indebtedness on the balance sheets of such Person in accordance with generally accepted accounting principles, (c) the undischarged balance of any Production Payment owing by such Person,
         (d) Capital Lease Obligations of such Person and (e) any Guarantee Obligation of such Person of any of the foregoing; provided, however, that Debt of any Person shall not include (i) non-recourse Production Payments; (ii) debt where prior to or at the maturity thereof there shall have been irrevocably deposited in the manner provided for in the instrument creating such indebtedness, in trust, the funds (or evidences of such indebtedness, if permitted by the instrument creating such indebtedness) necessary for the redemption, payment or satisfaction of all such indebtedness so to be redeemed, paid or satisfied, and where all other steps prerequisite to such redemption, payment or satisfaction shall have been duly taken or duly provided for, and in such case the funds and evidences of indebtedness so deposited shall not be included in any computation of the assets of such Person; (iii) any Excluded Debt; and
         (iv) any Advance Payment Obligation; and provided, further, that Debt shall not include liabilities with respect to the refunds of prior charges to gas purchasers required by governmental or court action to the extent that a Person other than the Borrower or a Subsidiary will pay such refunds (and any interest accrued thereon) or will reimburse the Borrower or such Subsidiary for its payment of the same.

                  "Default" means an event which, with the giving of notice or lapse of time, would become an Event of Default.

                  "Dollar" and "$" means dollars in lawful currency of the United States of America.

                  "Effective Date" means the date on which (a) counterparts of this Credit Agreement executed by the Borrower, the Agents and each Lender shall have been delivered to the Borrower and the Administrative Agent and (b) the other conditions set forth in subsection 4.1 shall have been satisfied.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented.

                  "Eurocurrency Reserve Requirements" for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System (or any successor) or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors of the Federal Reserve System (or any successor)) maintained by a member bank of the Federal Reserve System.

                  "Eurodollar Base Rate" with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rates at which the Reference Lenders are offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount equal to the amount of the corresponding Eurodollar Loan.

                  "Eurodollar Loans" means Loans hereunder at such time as interest thereupon accrues at a rate based upon the Eurodollar Rate. That portion of the principal of such Loans to which a single Interest Period applies shall be a single Eurodollar Loan.

                  "Eurodollar Rate" with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                  --------------------------------------------
                   1.00 - Eurocurrency Reserve Requirements

                  "Event of Default" means any of the events specified in
         Section 7 hereof, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

                  "Excluded Debt" means (i) debt under agreements in effect on June 30, 1998 and indicated on Schedule 4 to the extent such debt is listed as "Non-Recourse Debt" on Schedule 4, (ii) debt of C&L Processors Partnership listed as "Recourse" on Schedule 4 that is owed to Mitchell Gas Operating, Inc.; (iii) debt of a partnership or joint venture in which the Borrower or any Subsidiary is a partner or joint venturer incurred after the Effective Date, and with respect to which a written waiver has been obtained from each holder of such debt waiving all liability of the Borrower or any Subsidiary, as the case may be, with respect thereto; (iv) debt of the Borrower or any Subsidiary (A) which is recourse only to the assets of the Borrower or such

         Subsidiary acquired or financed with the proceeds of such debt and the provisions of which debt with respect to its limited recourse nature shall have been approved by the Required Lenders at least 10 days prior to its incurrence and (B) with respect to which a written waiver shall have been obtained from each holder of such debt waiving all liability of the Borrower or such Subsidiary with respect thereto; and (v) Guarantee Obligations of the Borrower of Debt (1) of Houston Advanced Research Center in an amount not to exceed $9,400,000 and (2) related to the Industrial Development Revenue Bonds (Series 1982) (the Fort Crockett Hotel Limited Project) issued by the Galveston Industrial Development Corporation to finance a portion of the cost of the San Luis Hotel in Galveston, Texas not to exceed $8,000,000.

                  "Existing Credit Agreement" means the Amended and Restated Credit Agreement, dated as of April 19, 1996, as amended by the First Amendment thereto dated as of January 31, 1997, the Second Amendment thereto dated as of July 31, 1997 and the Third Amendment thereto dated as of January 30, 1998 among (a) Southwestern Gas Pipeline, Inc., (b) MND Energy Corporation, (c) the several banks which are parties thereto, including the Issuing Bank (as defined therein), and (d) Chase, as administrative agent for the Banks.

                  "Federal Funds Effective Rate" for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lenders from three federal funds brokers of recognized standing selected by it.

                  "Fee Payment Date" means the last day of each January, April, July and October.

                  "Fiscal Year" means the period of 12 consecutive calendar months commencing on (and including) February 1 and ending on (and including) the next following January 31. Each quarter of a Fiscal Year is hereinafter referred to as a "fiscal quarter".

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "GAAP" means generally accepted accounting principles.

                  "Gas Gathering and Transmission Assets" means the fixed property, plant and equipment of the Borrower and its Subsidiaries employed in the gathering and transmission of natural gas, including, but not limited to, pipelines, compressors and natural gas required for line pack. In addition, assets (i) of a partnership or joint venture in which the Borrower or any Subsidiary has an investment and which has no Debt or has outstanding Debt that is recourse to the Borrower or any Subsidiary and (ii) which would constitute Gas Gathering and Transmission Assets if owned by the Borrower or a Subsidiary shall be Gas Gathering and Transmission Assets for purposes of this Credit Agreement.

                  "Gas Processing Plant Assets" means the fixed property, plant and equipment of the Borrower and its Subsidiaries, including associated gathering lines with respect to which a separate gathering fee is not charged, employed in processing of natural gas or gas condensate to produce ethane, propane, butanes, natural gasoline and other liquefiable hydrocarbons. In addition, assets (i) of a partnership or joint venture in which the Borrower or any Subsidiary has an investment and which has no Debt or has outstanding Debt that is recourse to the Borrower or any Subsidiary and (ii) which would constitute Gas Processing Plant Assets if owned by the Borrower or a Subsidiary shall be Gas Processing Plant Assets for purposes of this Credit Agreement.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

                  "Guarantee Obligation" means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Debt (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent
         (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof;

         provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated portion or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                  "Interest Payment Date" means (a) as to ABR Rate Loans, the last day of each January, April, July and October commencing on the first of such days to occur after an ABR Rate Loan is made or Eurodollar Loans are converted to ABR Rate Loans, (b) as to any Eurodollar Loan having an Interest Period of three months or less the last day of each Interest Period with respect thereto, (c) as to any Eurodollar Loan in respect of which a Borrower has selected an Interest Period longer than three months each day which is three months or a whole multiple thereof, from the first day of such Interest Period and the last day of such Interest Period, and (d) the date of each prepayment as to the principal amount prepaid.

                  "Interest Period" means, with respect to any Eurodollar Loan, a period beginning on, as the case may be, the relevant borrowing or conversion date or on the date of the expiration of the then current Eurodollar Interest Period therefor and ending one, two, three or six months (or twelve months, subject to availability in the opinion of the Lenders) thereafter, or, with the prior written consent of the Lenders and subject to availability in the opinion of the Lenders, any other duration (as selected by the Borrower in its notice of borrowing or conversion or by irrevocable notice received by the Administrative Agent prior to 12:00 noon (New York City time) on the third Business Day prior to the last day of the then current Eurodollar Interest Period therefor if the Loan is to be continued as such); provided that:

                           (a) if any Eurodollar Interest Period would otherwise
                  end on a day which is not a Business Day, that Eurodollar Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such Eurodollar Interest Period into another calendar month in which event such Eurodollar Interest Period shall end on the immediately preceding Business Day;

                           (b) any such notice electing Eurodollar Loans but not
                  specifying the length of a Eurodollar Interest Period therefor shall be deemed an election of ABR Rate Loans; and

                           (c) any Eurodollar Interest Period that would
                  otherwise extend beyond the Scheduled Termination Date shall end on the Scheduled Termination Date.

                  "Issuing Lender" means, collectively, Chase and Chase Manhattan Bank Delaware in their respective capacities as issuers of any Letters of Credit hereunder.

                  "L/C Documentation" means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit and/or such other certificates, documents and other papers and information as the Issuing Lender may reasonably request in connection with such issuance.

                  "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed by the Borrower pursuant to subsection 2.14(a).

                  "Lending Office" means the office of each Lender designated as such on Schedule 5, as well as any office notified as such by a Lender to the Borrower via the Administrative Agent. A Lender may designate separate "Domestic" and "Eurodollar" Lending Offices for its loans which are a portion of ABR Rate Loans and Eurodollar Loans, respectively.

                  "Letters of Credit" has the meaning set forth in subsection 2.10(a).

                  "Letter of Credit Account" has the meaning set forth in subsection 7.4(a).

                  "Letter of Credit Commission Rate" means the percentage set forth opposite Letter of Credit Commission Rate in the appropriate column on Schedule 1.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease (including, but not limited to, any Capital Lease) in the nature thereof, any agreement to give any mortgage, security interest, encumbrance or pledge and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction. An Advance Payment Obligation or Production Payment shall not be deemed a Lien on Mineral Interests for purposes of this Credit Agreement.

                  "Loan" or "Loans" shall refer to one or more portions of the outstanding principal balance of loans made by the

         Lenders to the Borrower pursuant to subsection 2.1 hereof; a particular "Loan" shall bear interest at a common rate (i.e., the principal amount of the ABR Rate Loans bears interest at a rate based upon the ABR Rate, and a particular Eurodollar Loan bears interest at a particular rate for each Interest Period). References to "Eurodollar" and "ABR Rate" refer to bases for interest, not necessarily to a source of funds or procedure actually used to make or maintain loans. In contrast, each Lender's portion of a Loan is one of its "loans".

                  "Material Adverse Effect" means a material adverse effect on
         (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole which would impair the ability of the Borrower to repay the Loans or (b) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

                  "Material Subsidiary" means, for so long as they shall remain Subsidiaries of the Borrower, each of MGSLP and MEC.

                  "Maximum Rate" shall mean, for any Lender, the maximum lawful non-usurious rate of interest (if any) which, under any law in effect and applicable to such Lender, is permitted to be charged by such Lender to the Borrower on the transactions evidenced by this Credit Agreement and any Notes from time to time in effect, including changes in such Maximum Rate attributable to changes under such law which permit a greater rate of interest to be contracted for, charged, collected, received or taken as of the effective date of such respective changes.

                  "MEC" means Mitchell Energy Corporation, a Delaware corporation.

                  "MGSLP" means Mitchell Gas Services L.P., a Delaware limited partnership.

                  "Mineral Interests" means leasehold and other interests in Petroleum in or under oil, gas and other mineral leases, mineral fee interests, and overriding royalty and Production Payments, and royalty, net profits interests and any other interests in Petroleum in place situated in the United States or Canada or within the limits of the territorial and offshore waters of the United States or any state thereof or Canada or any province thereof.

                  "Minority-Interest Investment" means any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest.

                  "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Note" shall have the meaning given such term in subsection 2.2(e) hereof.

                  "Officers' Certificate" means a certificate signed by (a) the chief financial officer or principal accounting officer of the Borrower or (b) the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of a Person.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Permitted Encumbrances" means as applied to the Borrower or any Subsidiary:

                           (a) liens of taxes, assessments and governmental
                  charges not yet payable, or payable without penalty so long as so payable, or deposits created in the ordinary course of business as security for compliance with laws imposing taxes, assessments or governmental charges;

                           (b) liens of taxes, assessments and governmental
                  charges the validity of which is being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                           (c) materialmen's, mechanics', repairmen's,
                  employees', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any property which have not at the time been filed pursuant to law and any such liens and charges incidental to construction, maintenance or operation of any property which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is under contest in good faith by appropriate action promptly initiated and diligently conducted if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made for such withheld payment or contested claim;

                           (d) liens incurred or deposits made in the ordinary
                  course of business in connection with workers' compensation, unemployment insurance and other similar statutory obligations or to secure the performance of leases, licenses, franchises, permits, tenders, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money or the obtaining of advances or credit);

                           (e) any judgment lien, unless the judgment it secures
                  shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any stay, provided, however, that the aggregate amount of such liens securing judgments which have not been discharged or stayed within such 30-day period shall not exceed $50,000,000 at any one time;

                           (f) (i) encumbrances (other than to secure the
                  payment of money), easements, rights-of-way, servitudes, permits, leases and other rights in respect of grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants or other restrictions, or (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other rights-of-way, on, over or in respect of property owned or leased by the Borrower or its Subsidiaries or over which the Borrower or its Subsidiaries own rights-of-way, easements, permits or licenses, provided that such encumbrances, easements, rights-of-way, servitudes, permits, leases, rights, conditions, covenants or other restrictions are such that they will not either individually or in the aggregate, if exercised or availed of, interfere materially with the proper use or operation of the property affected thereby or the purpose for which such property is, or is to be, used;

                           (g) rights reserved to or vested in any municipality
                  or governmental, statutory or public authority to control or regulate any property of the Borrower or its Subsidiaries or to use such property in any manner;

                           (h) obligations or duties, affecting any property of
                  the Borrower or its Subsidiaries, to any municipality or public authority with respect to any franchise, grant, license or permit; and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on lands held under government permits, leases or other grants, which defects in the aggregate do not materially prevent the use of such property for the purposes for which it is held by the Borrower or its Subsidiaries;

                           (i) zoning laws and ordinances and municipal
                  regulations;

                           (j) defects or irregularities in the titles to any
                  property which defects or irregularities have been cured by possession under applicable statutes of limitation or which are of a minor nature and in the aggregate will not materially impair the use of such property for the purposes for which it is held; and any irregularities in or deficiencies of title to any rights-of-way for pipelines, telephone lines, power lines, water lines and/or appurtenances thereto or improvements thereon, and to any real estate or interest therein subject to such rights-of-way;

                           (k) the lien reserved in leases for rent and for
                  compliance with the terms of the leases in the case of leasehold estates; any interests which other parties to any joint venture, common enterprise, pooling or unitization agreement may have in the Mineral Interests to which such agreement relates or any interests with which other parties may be vested pursuant to orders, regulations, rules or other official acts of any Federal, state or other governmental agency having jurisdiction which create or declare any unit or units embracing or relating to Mineral Interests or the production of Petroleum therefrom;

                           (l) any Lien securing Debt, not created, assumed or
                  guaranteed by the Borrower or its Subsidiaries and on which neither the Borrower nor its Subsidiaries customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by the Borrower or its Subsidiaries for the purposes of production, treatment, storage or transportation of Petroleum but excluding Gas Processing Plant Assets and Gas Gathering and Transmission Assets; or any such Liens upon oil and gas leasehold interests at the date of lease execution which are of a minor nature and in the aggregate will not materially impair the use of such property for the purposes for which it is held;

                           (m) the right reserved to, or vested in, any
                  municipality or governmental or other public authority or public utility, by the terms of any franchise, grant, license, permit or lease or by any statutory provisions specifically relating thereto, to terminate such franchise, grant, license, permit or lease or to purchase, condemn, expropriate or recapture, or designate a purchaser of, any property, if the terms of such franchise, grant, license, permit or lease or statute do not contain any provisions giving to such authority the right (without default by such Person under the terms and conditions of such franchise, grant, license, permit or lease by the Person holding the same) to take title to, or to designate any Person to take title to, any property of the Borrower or its Subsidiaries located or constructed thereon without the payment of fair consideration therefor or consideration determined in accordance with any applicable statutory provision in that regard; and the right reserved to or vested in any such authority to require such property to be altered, relocated or removed at the expense of the holder of such franchise, grant, license, permit or lease; and

                           (n) production sale contracts, unitization and
                  pooling declarations and agreements, and any operating agreements and other agreements which are customary in the oil and gas exploration and development business and in the business of processing gas and gas condensate production for the extraction of products therefrom.

                  "Person" means an individual, a corporation (including the Borrower or any of its Subsidiaries), a partnership, a limited liability company, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

                  "Petroleum" means oil, gas and other liquid or gaseous hydrocarbons, including, but not limited to, all liquefiable hydrocarbons and other products which may be extracted from gas and gas condensate by the processing thereof in a gas processing plant.

                  "Plan" means at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as said term is defined in Section 3(5) of ERISA.

                  "Preferred Stock" means any capital stock of any corporation (whether now or hereafter authorized and however designated) which shall have a priority or preference over any other class of capital stock of such corporation with respect to the right to receive dividends or the right to receive payments or other distributions of assets on the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

                  "Production Payment" means a limited royalty or overriding royalty interest which burdens one or more other Mineral Interests but which has a term extending only until such time as the owner or owners of such royalty or overriding royalty interest have realized therefrom
         (i) a
         specified or determinable amount of the Petroleum produced from or attributable to such other Mineral Interests or (ii) a specified or determinable amount of the proceeds from the value of such Petroleum production.

                  "Reference Lenders" means Chase, PNC Bank, National Association and NationsBank, N.A.

                  "Register" shall have the meaning given such term in subsection 9.10(d).

                  "Reimbursement Obligation" means an obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 2.14(a) for amounts drawn under Letters of Credit issued by the Issuing Lender.

                  "Reportable Event" means any of the events set forth in
         Section 4043(b) of ERISA other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. 2615.

                  "Required Lenders" means Lenders holding more than 50% of the Commitment Percentages then in effect.

                  "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon, such Person or any of its property or to which such Person or any of its property is or purports to be subject.

                  "Scheduled Termination Date" means July 29, 2003.

                  "Securities" means any stocks, any bonds, debentures, notes or other evidences of Debt, and any other instruments generally known as securities; any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase, any of the foregoing; and any agreements, indentures, mortgages or other instruments providing for, relating to or securing any of the foregoing.

                  "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Subsidiary" means with respect to any Person, a corporation, partnership or other business entity, of which a majority (by number of votes) of the Voting Stock is at the time owned by such Person or one or more of such Person's Subsidiaries or by such Person and one or more of such Person's Subsidiaries. Unless the context requires otherwise, "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower.

                  "Type" means as to any Loan, its nature as an ABR Rate Loan or a Eurodollar Loan.

                  "Uniform Customs" means the Uniform Customs and
         Practice for Documentary Credits (1993 Revision),
         International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                  "Voting Stock" means (i) any stock or shares any class or classes (however designated) of a corporation, (ii) any and all equivalent ownership interests in a Person (other than a corporation) and (iii) any and all warrants, rights or options to purchase any of the foregoing, having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation or Person other than stock, shares or ownership interests having such power only by reason of the happening of a contingency.

                  1.2 Accounting Principles. All financial statements provided for in this Credit Agreement shall be prepared in accordance with GAAP as in effect from time to time in the United States. All financial computations hereunder required pursuant to Section 6 shall be made, and all accounting terms used in connection therewith shall be construed, in accordance with GAAP applied by the Borrower; provided however, that if GAAP or the Borrower's application of GAAP changes and such change is judged to be material by either the Borrower or the Administrative Agent, then the Borrower or the Administrative Agent shall give written notice (a "Notice of Accounting Change") to the other party and such computations will be made in accordance with GAAP in effect and as applied by the Borrower immediately prior to such material change. The Administrative Agent or the Borrower must give such Notice of Accounting Change to the other party within three months of receipt by the Administrative Agent of the notice and schedule referred to in the immediately succeeding sentence. The Borrower agrees to notify the Lenders in writing of any material change in GAAP affecting the Borrower or of any material change in the Borrower's application of GAAP and to provide a schedule which shows the effect of such change on such financial computations or such calculations, all within five Business Days of sending (or being required to send) to each Lender the first financial statements pursuant to subsection 5.1(a) or subsection 5.1(b) hereof reflecting such change.

                  In the event a Notice of Accounting Change is given by either party:

                  (i) It is the intent of the Administrative Agent and the Borrower that the relevant provisions of this Credit Agreement be amended as necessary to adjust the requirements of the aforementioned financial computations so that the respective positions of the Lenders and the Borrower after the accounting change conform as nearly as possible to their respective positions as of the date of this Credit Agreement.

                 (ii) Until an amendment in accordance with clause (i) above is executed, financial computations will be made in accordance with GAAP in effect and as applied by the Borrower immediately prior to the material change.

                  1.3 Use of Defined Terms. (a) All terms defined in this Credit Agreement shall have the defined meanings when used in any Notes, certificates, reports or other documents made or delivered pursuant to this Credit Agreement, unless the context shall require otherwise.

                  (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and section, subsection, schedule and exhibit references are to this Credit Agreement unless otherwise specified.


                  SECTION 2.  AMOUNT AND TERMS OF LOANS

                  2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions of this Credit Agreement, each of the Lenders severally agrees to make loans to the Borrower from time to time during the Commitment Period in an aggregate principal amount which, when added to such Lender's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the amount of its Commitment set opposite its name below, as such amount may be reduced as provided herein:


                                                    Amount of
     Lender                                         Commitment
     ------                                         ----------
     The Chase Manhattan Bank                       $45,000,000

     NationsBank, N.A.                              $40,000,000

     PNC Bank, National
      Association                                   $40,000,000

     Bank One, (Texas), N.A.                        $40,000,000

                                                   Amount of
     Lender                                        Commitment
     ------                                        ----------
     ABN AMRO Bank N.V.,
      Houston Agency                               $25,000,000

     Bank of Tokyo-Mitsubishi,
      Ltd., Houston Agency                         $25,000,000

     Wells Fargo Bank (Texas)
      National Association                         $20,000,000

     The Bank of Nova Scotia                       $15,000,000
                                                   ------------

                        Total                      $250,000,000
                                                   ============



During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying outstanding Loans, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                  (b) The Loans may be (i) Eurodollar Loans, (ii) ABR Rate Loans or (iii) a combination thereof, as determined by the Borrower pursuant to subsection 2.7.

                  2.2 Repayment of Loans; Evidence of Debt. (a) The hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each loan of such Lender on the Scheduled Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.7.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement.

                  (c) The Administrative Agent shall maintain the Register pursuant to subsection 9.10(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                  (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.2(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the loans made to the Borrower by such Lender in accordance with the terms of this Credit Agreement.

                  (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a "Note").

                  2.3 Procedure for Borrowing. (a) The Borrower may borrow under the Commitments during the Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, (a) three Business Days prior to the borrowing date, in the case of Eurodollar Loans and (b) on the borrowing date, in the case of ABR Rate Loans) specifying (i) the amounts to be borrowed, (ii) the borrowing date, (iii) whether the borrowings are to be Eurodollar Loans, ABR Rate Loans or a combination thereof and (iv) if the borrowing (or any portion thereof) is a Eurodollar Loan, the length of the initial Interest Period or periods therefor (subject to the definitional provisions hereof). Each borrowing pursuant to the Commitments shall be in a principal amount of the lesser of (x) $5,000,000 or a whole multiple thereof and (y) the available undrawn portion of the Commitments.

                  (b) Upon receipt of a notice complying with paragraph (a) of this subsection 2.3 from the Borrower the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent designated by the Administrative Agent in the Administrative Agent's aforesaid notice prior to 1:00 p.m. (according to the time of the place where such office of the Administrative Agent is located) on the borrowing date requested by the Borrower in funds immediately available to the Administrative Agent as the Administrative Agent may direct. The proceeds of all such loans will immediately thereafter be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of the Administrative Agent with the aggregate of the amount made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

                  2.4 Commitment Fee. The Borrower shall pay to the Agent during and for the Commitment Period for the account of each Lender a commitment fee, computed at the Commitment Fee Rate, on the Available Commitment of such Lender during such period. Such commitment fee shall be payable in arrears on each Fee Payment Date to occur prior to the Scheduled Termination Date and on the Scheduled Termination Date or such earlier date as the Commitments shall terminate as provided herein and shall be shared ratably among the Lenders in accordance with their respective Commitment Percentages.

                  2.5 Reduction of Commitment. The Borrower shall have the right, upon not less than three Business Days' written, telecopy or telephone notice (to be confirmed promptly in writing) to the Administrative Agent, to from time to time terminate or reduce the Commitments by an amount not exceeding the amount of the then aggregate Available Commitments. Any such reduction by the Borrower shall be in an amount of $5,000,000 or a whole multiple thereof and shall reduce permanently the amount of the Commitments then in effect. Termination of the Commitments shall also terminate the obligation of the Issuing Lender to issue the Letters of Credit.

                  2.6 Prepayments. The Borrower may as provided in this subsection at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' prior written or telecopy notice to the Administrative Agent, specifying the date and amount of prepayment. Prepayments of Loans shall first be applied to ABR Rate Loans to the extent thereof, before prepayment of Eurodollar Loans. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. The payment amount specified in such notice shall be due and payable on the date specified, together with accrued interest to such date on the amount prepaid. Partial optional prepayments of Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple thereof.

                  2.7 Interest Rates and Options. (a) The Loans may be (i) Eurodollar Loans, (ii) ABR Rate Loans or (iii) a combination thereof, as determined by the Borrower pursuant to subsection 2.3 or this subsection 2.7.

                  (b) The entire outstanding principal amount of the Loans hereunder shall bear interest at one of the following rates per annum, or a combination thereof, until repaid in full:

                                 (i) ABR Rate Loans shall bear interest at a
                  rate per annum equal to the ABR Rate plus the Applicable Margin; and

                                (ii) Eurodollar Loans shall bear interest at a
                  rate per annum equal to the Eurodollar Rate determined for the relevant Eurodollar Interest Period plus the Applicable Margin.

The rates specified in clauses (i) and (ii) shall apply until the unpaid principal amount of any Loan shall become due and payable (whether at the stated maturity, by acceleration or otherwise), and thereafter such principal amount not paid when due shall bear interest at 2% per annum above the rate otherwise applicable thereto until paid in full, except that each Eurodollar Loan not paid when due shall be automatically and irrevocably converted into an ABR Rate Loan on the last day of the Interest Period therefor in effect when such amount becomes due and payable.

                  (c) A conversion to an ABR Rate Loan may occur on any Business Day upon irrevocable telephonic notice (confirmed in writing) by the Borrower received by the Administrative Agent prior to 12:00 noon (New York City time) on such Business Day, provided that conversions from any Eurodollar Loan must occur on the last day of the current Interest Period therefor.

                  (d) A continuation as, or conversion to, one or more Eurodollar Loans may occur on any Business Day upon irrevocable telephonic notice (confirmed in writing) by the Borrower received by the Administrative Agent prior to 12:00 noon (New York City time) on the third Business Day prior to the first day of the Eurodollar Interest Period therefor, provided that no continuation as or conversion to a Eurodollar Loan may be made upon the occurrence and during the continuance of a Default or an Event of Default, and provided, further, that any continuation as a Eurodollar Loan must occur on the last day of the current Interest Period for such continued Loan.

                  (e) The minimum principal amount to which any such election upon conversion or continuation may apply if more than one category of interest rate option is then in effect shall be at least $5,000,000 (i.e., the ABR Rate Loans and each Eurodollar Loan shall each have a minimum principal amount of $5,000,000 unless only one such option applies to the entire principal amount then outstanding).

                  (f) Interest shall be payable on each Interest Payment Date.

                  2.8 Computation of Interest and Fees; Funding Procedures. (a) Interest on ABR Rate Loans and commitment fees shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual number of days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The Administrative Agent shall notify the Borrower of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall notify the Borrower and the Lenders of the effective date and the amount of each such change in the interest rate on a Loan.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

                  (c) References to the purchase of deposits in the inter-bank eurodollar market are included only for the purpose of determining the rate of interest to be paid upon Eurodollar Loans by reference to rates prevailing in such market. Each Lender shall be entitled to fund the loans hereunder in any manner it sees fit, but each Eurodollar Rate and other provisions applicable to Eurodollar Loans shall be construed and applied upon the conclusive assumption that each Lender actually funded such portions through the purchase of interbank eurodollar deposits having a term corresponding to the relevant Interest Periods and through the transfer of such deposits from a non-United States office to a United States office.

                  2.9 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period for (a) a proposed loan that the Borrower has requested be made as a Eurodollar Loan, (b) a Eurodollar Loan that will result from the requested conversion into a Eurodollar Loan or (c) the continuation of a Eurodollar Loan as such for an additional Interest Period (any such Eurodollar Loan with an Interest Period so affected being herein called an "Affected Loan"), the Administrative Agent shall forthwith give telephone or telecopy notice of such determination, confirmed in writing, to the Borrower at least one day prior to, as the case may be, the requested borrowing or conversion date for such Affected Loan or the first day of a requested succeeding Interest Period. If such notice is given, (i) any requested Affected Loan shall be made as an ABR Rate Loan unless the Borrower cancels its request therefor prior to the relevant borrowing date, (ii) any such conversion into an Affected Loan shall not be effected and (iii) any outstanding Affected Loan shall be converted, on the last day of the then current Interest Period therefor, into an ABR Loan pursuant to subsection 2.7. Until such notice has been withdrawn by the Administrative Agent, no further borrowings as or conversions to Affected Loans may be made.

                  2.10 Letter of Credit Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 2.13(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Commitment Period; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if after giving effect to such issuance (i) the Available Commitments would be less than zero or (ii) the aggregate amount of all then outstanding L/C Obligations would exceed $150,000,000.

                  (b)  Each Letter of Credit shall

                  (i) be denominated in Dollars and shall be in form and substance satisfactory to the Issuing Lender and the Lenders and shall be issued to support general corporate purposes of the Borrower or its Affiliates; and

                  (ii) have an expiration date no later than the earlier of (A) one year after the date of issuance and (B) five Business Days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (B)).

                  (c) Each Letter of Credit shall be subject to the Uniform Customs.

                  (d) The Issuing Lender shall at no time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause it to exceed any limits imposed by, any applicable Requirement of Law.

                  2.11 Procedure for Issuance of Letters of Credit. The Borrower may from time to time during the Commitment Period request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein L/C Documentation therefor, completed to the satisfaction of the Issuing Lender, with a copy to the Administrative Agent. Upon receipt of such L/C Documentation, the Issuing Lender will process such L/C Documentation in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of such L/C Documentation) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender, the Administrative Agent and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof; upon receipt thereof, the Administrative Agent shall promptly furnish a copy of such Letter of Credit to the other Lenders.

                  2.12 Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, a fronting fee with respect to each Letter of Credit issued by the Issuing Lender, from the date of issuance of such Letter of Credit to the date of expiration or termination thereof, at a rate of 1/8% per annum, calculated on the basis of the actual number of days elapsed in a 365- (or 366-, as the case may be) day year, of the aggregate amount available to be drawn under such Letter of Credit for the period over which such fee is calculated. Such fee shall be payable in arrears on each Fee Payment Date to occur after such issuance and prior to the Scheduled Termination Date and on the Scheduled Termination Date.

                  (b) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a letter of credit commission with respect to each Letter of Credit, from the date of issuance of such Letter of Credit to the date of expiration or termination thereof, at a rate per annum equal to the Letter of Credit Commission Rate, calculated on the basis of the actual number of days elapsed in a 365- (or 366-, as the case may be) day year, on the aggregate amount available to be drawn under such Letter of Credit for the period over which such commission is calculated. Such commission shall be payable in arrears on each Fee Payment Date to occur after such issuance and prior to the Scheduled Termination Date and on the Scheduled Termination Date and shall be shared ratably among the Lenders in accordance with their respective Commitment Percentages.

                  (c) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                  (d) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

                  2.13 Letter of Credit Participation. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each other Lender and, to induce the Issuing Lender to issue Letters of Credit hereunder, each such other Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such other Lender's own account and risk an undivided interest equal to such other Lender's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each other Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Credit Agreement, such other Lender shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such other Lender's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

                  (b) If any amount required to be paid by any Lender to the Issuing Lender pursuant to subsection 2.13(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Lender shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Lender to the Issuing Lender pursuant to subsection 2.13(a) is not in fact made available to the Issuing Lender by such Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Rate Loans hereunder. A certificate of the Issuing Lender submitted to any Lender, with a copy to the Administrative Agent, with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                  (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any other Lender its pro rata share of such payment in accordance with subsection 2.13(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such Lender its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such other Lender shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

                  2.14 Reimbursement Obligations of the Borrower. (a) The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

                  (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Rate Loans which were then overdue.

                  (c) Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.3 in the amount of such drawing. The borrowing date with respect to such borrowing shall be the date of such drawing.

                  2.15 Obligations Absolute. (a) The Borrower's obligations under this Section 2 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit.

                  (b) The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's obligations under subsection 2.14(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or
(iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

                  (c) The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct.

                  (d) The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

                  2.16 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by the

Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                  2.17 L/C Documentation. To the extent that any provision of any L/C Documentation related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

                  2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Loans and on account of any fee or commission hereunder for the account of the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the original Commitments, except that payments specifically for the account of a particular Lender under the terms of subsections 2.19, 2.20, 2.21 or 2.22 hereof or for the account of the Issuing Lender shall be made to such Lender or Issuing Lender.

                  (b) All payments (including prepayments) to be made by the Borrower on account of principal (including Reimbursement Obligations), interest and fees shall be made without setoff or counterclaim and shall be made to the Administrative Agent on behalf of the Lenders or the Issuing Lender, as the case may be, at the Administrative Agent's office located at

                           The Chase Manhattan Bank
                           Agent Bank Services Group
                           One Chase Manhattan Plaza
                           New York, New York 10081
                           Attention:  Tonya Mitchell
                           Facsimile:  (212) 552-5777
                           Account# 144041274

at or before 12:00 noon, New York time, for the account of the Lenders or the Issuing Lender, as the case may be, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders or the Issuing Lender, as the case may be, entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. Each Lender is authorized to indorse the amount, and the date of making or conversion pursuant to subsection 2.7, of each loan of such Lender, each payment of principal with respect thereto and its character as ABR Rate or Eurodollar Rate on the schedule annexed to and constituting a part of its Note, which indorsement shall constitute prima facie evidence of the items so indorsed.

                  2.19 Illegality. Notwithstanding any other provisions herein, if any law, regulation or treaty, or directive of a central bank or other monetary authority, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, the Commitment of such Lender hereunder to make Eurodollar Loans and to convert its portion of ABR Rate Loans to Eurodollar Loans shall forthwith be cancelled and any loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Rate Loans. If any such conversion of a Eurodollar Loan is made on a day which is not the last day of an Interest Period, the Borrower shall pay to such Lender, upon its request, such amount or amounts as may be necessary to compensate it for any costs incurred by such Lender in making any such conversion prior to the last day of an Interest Period pursuant to subsection
2.21. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Lender to the Borrower shall be conclusive absent manifest error.

                  2.20 Increased Costs. (a) In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

                                 (i) does or shall subject such Lender to any
                  tax of any kind whatsoever with respect to this Credit Agreement, any Note, any L/C Documentation, any Letter of Credit or any loan hereunder, or change the basis of taxation of payments to such Lender of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender and taxes covered by subsection 2.22);

                                (ii) does or shall impose, modify or hold
                  applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise taken into account in computing the Eurodollar Rate for such Interest Period;
                  or

                               (iii) does or shall impose on such Lender any
                  other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining advances or extensions of credit as Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect of any thereof then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, such additional amount which will compensate it for such additional cost or reduced amount receivable which such Lender deems to be material and in the amount determined by it to be applicable to this Credit Agreement, its Note or loans hereunder. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.20, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection 2.20 submitted by any Lender to the Borrower shall be conclusive absent manifest error.

                  (b) In the event that any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, showing in reasonable detail the assumptions upon which such amount was computed (provided that such Lender shall not be required to disclose information not available to the public), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction;

                  2.21 Reemployment Costs. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any cost, loss or expense which each Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing, continuation or conversion after it has given a notice in accordance with subsection 2.7, (b) receipt by the Administrative
Agent of a payment of principal of a Eurodollar Loan on a day which is not the last day of an Interest Period therefor, and (c) conversion of all or any portion of a Eurodollar Loan on a day which is not the last day of an Interest Period therefor. In each case, such costs, losses or expenses shall include but not be limited to any interest or other amounts payable by such Lender to lenders of funds obtained by it in order to make or maintain its portion of the Eurodollar Loans and the cost of liquidating any time deposit prior to the maturity thereof. This agreement shall survive termination of this Credit Agreement and payment of the Loans until the obligations of the Borrower under this subsection 2.21 shall have been paid in full.

                  2.22 Taxes. (a) All payments made by the Borrower under this Credit Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein) excluding income and franchise taxes now or hereafter imposed by the United States of America or any political subdivision or taxing authority thereof or therein, or by the country in which any Lender's Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called "Foreign Taxes"). If any Foreign Taxes are required to be withheld from any amounts payable to any Lender (including the Issuing Lender) hereunder or under any Note, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement. Whenever any Foreign Tax is payable by the Borrower, as promptly as possible thereafter, the Borrower shall send the Administrative Agent an original official receipt showing payment thereof. This agreement shall survive termination of this Credit Agreement and payment of the Loans and the Reimbursement Obligations until the obligations of the Borrower under this subsection have been paid in full.

         (b) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                  2.23 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.20 or 2.22, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender requests compensation under Section 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 9.10), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, any amount extended by such Lender to the Issuing Lender pursuant to 2.13(a), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.20 or payments required to be made pursuant to Section 2.22, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                  2.24 Use of Proceeds. The Borrower agrees that the proceeds of the loans obtained by it hereunder shall be used for general corporate purposes of it and its Subsidiaries, including repayment and termination of the Existing Credit Agreement.


                  SECTION 3.  REPRESENTATIONS AND WARRANTIES

                  In order to induce each Lender to enter into this Credit Agreement and to make the loans to be made by it and issue or participate in the Letters of Credit hereunder, the Borrower represents and warrants to each Lender that:

                  3.1 Organization and Qualification. The Borrower, and each of its Subsidiaries, is a corporation or partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as the case may be and each is duly qualified and in good standing in each jurisdiction wherein the conduct of its respective business or the ownership of its respective properties requires such qualification. The Borrower owns, directly or through its Subsidiaries, all of the issued and outstanding stock of or partnership interests in each Material Subsidiary, in each case free and clear of any Liens and the Borrower and each Material Subsidiary has the requisite power and authority and the legal right to own its property, to lease and encumber its property and to conduct the business in which it is currently engaged. Schedule 2 lists all Subsidiaries of the Borrower as of the date hereof.

                  3.2 Corporate Power and Authorization. The Borrower has the corporate power to make, deliver and perform this Credit Agreement, the Notes, the L/C Documentation and to obtain extensions of credit hereunder and thereunder, and has taken all necessary corporate action to authorize the extensions of credit under this Credit Agreement and under the L/C Documentation on the terms and conditions hereof and thereof and the execution, delivery and performance of this Credit Agreement, the Notes and the L/C Documentation. This Credit Agreement constitutes and any Notes and L/C Documentation when executed will constitute, a valid obligation of the Borrower legally binding upon it and enforceable in accordance with its respective terms. No consent of any other party (including, without limitation, stockholders of the Borrower) and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is currently required in connection with the execution, delivery, performance, validity or enforceability of this Credit Agreement, the Notes and any L/C Documentation.

                  3.3 No Legal Bar on Borrower. The execution, delivery and performance of this Credit Agreement, the Notes, the L/C Documentation, and the extensions of credit hereunder and thereunder, will not violate any provision of any existing law or regulation (including, without limitation, any Texas usury law) in each case applicable to the Borrower, or order or decree of any court, Governmental Authority, bureau or agency, or of the articles of incorporation or of the by-laws of the Borrower, or of any material mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Borrower or any of its Subsidiaries is a party or which purports to be binding upon them or any of their property or assets, and will not result in any default under, violation of, or the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of their properties pursuant to the provisions of, any such material undertaking or other agreement.

                  3.4 No Material Litigation. No litigation or administrative proceeding of or before any Governmental Authority is currently pending, nor, to the knowledge of the Borrower, is any litigation or proceeding currently threatened, against the Borrower or any of its Subsidiaries or any of their properties which has or is likely to have a Material Adverse Effect, other than as disclosed in the Borrowers' financial statements most recently delivered pursuant to subsection 5.1 or, if no such financial statements have yet been delivered, the financial statements referred to in subsection 3.9.

                  3.5 Compliance With Other Instruments; None Burdensome. Neither the Borrower nor any Subsidiary of the Borrower is in violation of any term or provision of its charter or by-laws or other organizational documents or in violation of any evidence of indebtedness, judgment, decree or order or of any statute, rule, governmental regulation, franchise, certificate, permit or the like applicable to the Borrower or any Subsidiary of the Borrower or in violation of any term of any other agreement or instrument applicable to the Borrower or any Subsidiary of the Borrower which violation, individually or in the aggregate, has a Material Adverse Effect; no such violation of any statute, rule, governmental regulation, franchise, certificate, permit or the like or any term of any agreement or instrument, individually or in the aggregate, has or will have a Material Adverse Effect; the execution, delivery and performance of this Credit Agreement, the Notes and the L/C Documentation will not result in any violation of or be in conflict with or constitute a material default under any such term, or result in the creation of, or the arising of any obligation to create, any Lien upon any of the properties or assets of the Borrower or any Subsidiary of the Borrower pursuant to any such term; and there is no such term which has, or in the future (to the best of the knowledge of the Borrower) is likely to have, a Material Adverse Effect.

                  3.6 Ownership of Properties; Liens. The Borrower and its Subsidiaries have valid leases or good and marketable title to substantially all their respective properties and assets, real and personal, subject to no mortgage, security interest, pledge, Lien, charge, encumbrance or title retention or other security agreement or arrangement of any nature whatsoever, except as permitted by subsection 6.1 of this Credit Agreement or as described in Schedule 3 annexed hereto.

                  3.7 No Default. Neither the Borrower, nor any of its Material Subsidiaries is in default in the payment or performance of any of its obligations for borrowed money, and no Default or Event of Default (including after giving effect to the execution of this Credit Agreement and the extensions of credit hereunder) has occurred and is continuing with respect to any of them, except for (i) non-recourse indebtedness for borrowed money or the deferred purchase price of assets where the assets, respectively, of the Borrower or any of its Material Subsidiaries securing the same are not, in the Borrower's good faith estimation, necessary in, or a material part of, the business of the Borrower or any of its Material Subsidiaries, and (ii) obligations for borrowed money having an outstanding principal amount (either individually or as a part of a related series) of $15,000,000 or less (including any obligations under any conditional sale or other title retention agreement or any obligation issued or assumed as full or partial payment for properties transferred to the Borrower or any of its Material Subsidiaries, whether or not secured by a purchase money security interest).

                  3.8 Taxes. The Borrower and each of its Subsidiaries has filed all federal income tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof. All other tax returns of the Borrower and its Subsidiaries the filing of which is required by any law of the United States or of any state, municipality or political subdivision thereof or by any foreign taxing authority and of which the failure to file might have a Material Adverse Effect have been duly filed and all taxes, assessments, contributions, fees and other governmental charges of material amount (other than those presently payable without penalty or interest and those currently being contested in good faith by appropriate proceedings) which have been asserted against the Borrower or its Subsidiaries or upon any of their respective properties or assets which are due and payable have been paid. Except as disclosed in the most recent financial statements delivered pursuant to subsection 3.9 or 5.1 hereof, neither the Borrower nor any of its Subsidiaries is a party to any material action or proceeding by any governmental authority for the assessment or collection of taxes, nor has any material claim for assessment or collection of taxes been asserted against the Borrower or any of its Subsidiaries, other than those which are not likely to have a Material Adverse Effect and those currently being contested in good faith by appropriate proceedings.

                  3.9 Financial Condition. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as of January 31, 1998, and the respective related statements of consolidated earnings and consolidated cash flows for the fiscal year ended January 31, 1998, which consolidated statements are certified by Arthur Andersen L.L.P., are complete and correct in all material respects and present fairly the financial position of the Borrower and its Subsidiaries as at January 31, 1998 and the consolidated results of their operations and cash flows for the fiscal year then ended. All of the foregoing consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved and prior periods.

                  (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of April 30, 1998, and the respective related unaudited statements of consolidated earnings and consolidated cash flows for the three months ended April 30, 1998, are complete and correct in all material respects and present fairly the financial position of the Borrower and its Subsidiaries as of April 30, 1998 and the consolidated results of their operations and cash flows for the three months then ended. The Borrower's financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the Borrower's statements pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The financial statements of the Borrower and its Subsidiaries include all adjustments which, in the opinion of management, are necessary for a fair presentation of the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Subsidiaries for the periods presented.

                  (c) There has been no adverse change in the business, properties, operations or financial position of the Borrower and its Subsidiaries taken as a whole since April 30, 1998 that would materially jeopardize repayment of the Loans, any Notes or any other amount owed hereunder.

                  3.10 Certain Acts. To the best of its knowledge, the Borrower and its Subsidiaries have conducted their business in substantial compliance with the Emergency Petroleum Allocation Act of 1973 and the Federal Energy Administration Act of 1974 and the rules and regulations promulgated under each such Act and have incurred no liability in connection therewith which is likely to have a Material Adverse Effect.

                  3.11 Status Under Other Federal Laws and Regulations. The Borrower and its Material Subsidiaries are not, and are not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company", within the meaning of the Investment Company Act of 1940. Neither the Borrower nor any of its Subsidiaries is a "gas utility company", a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935 and the rules and regulations thereunder. No part of the proceeds of the loans hereunder will be used, directly or indirectly, for the purpose, whether immediate, incidental, or ultimate, (i) of purchasing any equity security of a class registered pursuant to Section 12 of the Securities Exchange Act of 1934 or (ii) of "purchasing" or "carrying" any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or reducing or retiring any Debt which was originally incurred to purchase any such margin stock, or engaging in any transaction prohibited by any other rule or regulation of said Board.

                  3.12 Disclosure. Neither this Credit Agreement, nor any certificate, report, statement or document furnished in writing to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Material Subsidiaries pursuant hereto nor any other certificate, report, statement or document furnished in writing to any of them in connection herewith, at the date the same were so furnished, or as subsequently supplemented, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to the Borrower which has or, insofar as the Borrower has knowledge, will be likely to have a Material Adverse Effect, which the Borrower has not disclosed to the Lenders in writing.

                  3.13 ERISA. No Reportable Event has occurred during the immediately preceding six-year period with respect to any Plan, and each Plan has complied with and has been administered in all material respects in accordance with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has any obligations in respect of a Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity will have any obligations in respect of a Multiemployer Plan for the duration of this Credit Agreement.



                  SECTION 4.  CONDITIONS PRECEDENT

                  4.1 Conditions to Effectiveness. The effectiveness of this Credit Agreement is subject to the satisfaction of the following conditions precedent:

                  (a) Loan Documents. The Administrative Agent shall have received (i) this Credit Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, and (ii) for the account of each Lender requesting a Note, a duly executed Note of the Borrower, payable to such Lender and meeting the requirements of subsection 2.2.

                  (b) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Effective Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the

         President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

                  (c) Payment of Fees. The Administrative Agent shall have received on or prior to the Effective Date (i) all fees, commissions and other amounts accrued and owing as of the Effective Date to the Administrative Agent and the Lenders under the Existing Credit Agreement and (ii) all fees owed by the Borrower under the Fee Letter, dated as July 6, 1998, executed by the Administrative Agent and Chase Securities, Inc. and agreed to and accepted by the Borrower (including, but not limited to the facility fee payable to each Lender and equal to 0.125% of such Lender's Commitment).

                  (d) Corporate Proceedings. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of the Credit Documents to which it is a party and (ii) the transactions contemplated thereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Effective Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                  (e) Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a Certificate of the Borrower, dated the Effective Date, as to the incumbency and signature of the officers of the Borrower executing any Credit Document, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

                  (f) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of the Borrower, certified as of the Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

                  (g) Legal Opinion. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion, dated as of the Effective Date, of Thomas P. Battle, Esq., General Counsel to the Borrower, substantially in the form of Exhibit B.

                  (h) Existing Credit Agreement. The Existing Credit Agreement shall have been terminated (including instructions being given to the banks under the Existing Credit Agreement to return any notes outstanding under the Existing Credit

         Agreement to the Borrower) and all amounts owed under the Existing Credit Agreement shall have been paid in full or provisions satisfactory to the Administrative Agent shall have been made for such termination and repayment.

                  4.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Except in the case of any loan which does not, after application of the proceeds thereof, result in a net increase in the aggregate principal amount of the Loans, each of the representations and warranties made by the Borrower in or pursuant to the Credit Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower and each Letter of Credit issued on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.


                  SECTION 5.  AFFIRMATIVE COVENANTS

                  The Borrower covenants that from and after the date hereof and so long as the Commitments are in effect or any Letter of Credit remains outstanding or any amounts remain unpaid on account of the Reimbursement Obligations or Loans:

                  5.1 Financial Statements; Reports. It shall furnish to each
Lender:

                  (a) as soon as practicable after the end of each of the first three quarterly periods in each Fiscal Year, respectively, and in any event within 60 days thereafter, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarterly period and (ii) consolidated statements of earnings of the Borrower and its Subsidiaries for such quarterly period and for the portion of the Fiscal Year ended with such quarterly period, setting forth, in comparative form, figures of the corresponding periods of the previous Fiscal Year. In each instance, such financial statements are to be presented in reasonable detail and certified as complete and correct by a principal financial or accounting officer of the Borrower, subject to year-end adjustments, provided, that, insofar as the information pertaining to the Borrower required to be delivered by this paragraph
         (a) is contained in financial statements or reports furnished pursuant to subsection 5.1(d), delivery of such financial statements or reports pursuant to such subsection 5.1(d) shall constitute delivery of such information pertaining to the Borrower pursuant to this subsection 5.1(a);

                  (b) as soon as practicable after the end of each such Fiscal Year (commencing with the Fiscal Year ending January 31, 1999), and in any event within 120 days thereafter, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and consolidated statements of earnings and stockholders' equity of the Borrower and its Subsidiaries for such year, setting forth, in comparative form, figures for the previous Fiscal Year, all in reasonable detail and certified by Accountants; provided, that, insofar as the information pertaining to the Borrower required to be delivered by this subsection 5.1(b) is contained in financial statements or reports furnished pursuant to subsection 5.1(d), delivery of such financial statements or reports pursuant to such subsection 5.1(d) shall constitute delivery of such information pertaining to the Borrower pursuant to this subsection 5.1(b);

                  (c) promptly upon receipt thereof, copies of all detailed reports with respect to any material inadequacies of accounting controls or absences of accounting controls submitted to the Borrower or any of its Subsidiaries by Accountants in connection with any annual, special or interim audit of the books of the Borrower or any of its Subsidiaries made by such Accountants;

                  (d) promptly upon transmission thereof, copies of all financial statements, reports and proxy statements, if any, sent by the Borrower to its stockholders pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and of all regular and periodic reports, if any, and any registration statement or prospectus filed by the Borrower or any Subsidiary of the Borrower with the Securities and Exchange Commission or any governmental authority succeeding to the functions of such Commission;

                  (e) immediately upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and the action the Borrower is taking or proposes to take with respect thereto; and

                  (f) immediately upon becoming aware that the holder of any Debt of the Borrower or any Subsidiary has given notice or taken any action with respect to a claimed default or event of default with respect to such Debt, a written notice specifying the notice given or such action taken by such holder and the nature of the claim, default or event of default and the action the Borrower or such Subsidiary is taking or proposes to take with respect thereto; and

                  (g) as soon as practicable but in any event within 60 days of any notice of request therefor, such other information respecting the financial condition and results of operations of the Borrower or any Subsidiary of the Borrower as any Lender through the Administrative Agent may from time to time reasonably request.

                  5.2 Certificates as to Financial Matters, No Default, etc. . The financial statements required by subsection 5.1 shall be accompanied by

                  (a) in the case of the financial statements of the Borrower and its Subsidiaries required by subsections 5.1(a) and (b), an Officers' Certificate setting forth computations in reasonable detail showing as at the end of such quarter or Fiscal Year:

                                (i) the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries; and

                                (ii)  the Consolidated Leverage Ratio;

         and stating that, based, upon such examination or investigation as the officers signing such certificate shall have deemed necessary to enable them to render an informed opinion in respect thereof, in their opinion, no Default or Event of Default existed at any time during such quarter or Fiscal Year and to the date of such certificate except for those, if any, described in such certificate in reasonable detail, with a statement of the Borrower's action with respect thereto taken or proposed to be taken, and

                  (b) in the case of the financial statements of the Borrower required by subsection 5.1(b), a certificate of its Accountants referred to therein to the effect that in making such Accountants' examination such Accountants have become aware of no condition or event which constitutes a Default or an Event of Default, or if such Accountants have become aware of any such condition or event, specifying the nature and existence thereof.

The receipt by any Lender of the certificates and calculations referred to in this subsection 5.2 shall not constitute a waiver by or estop or prejudice any Lender with respect to any subsequent challenge it may have to any interpretation by the Borrower of the terms of this Credit Agreement.

                  5.3 Payment of Taxes, etc.; Observance of Legal Requirements; Liens; Contests.

                  (a) It will duly pay and discharge or cause to be paid and discharged, as the same shall become due and payable, all taxes, assessments, rates, excises, levies, fees and other charges levied and imposed upon or with respect to any property of it or any of its Subsidiaries, or upon or with respect to any income or profits therefrom, or upon or measured by income, profits or business of it or any of its Subsidiaries.

                  (b) It will promptly discharge or cause to be discharged any mechanics', materialmen's, laborers', operators' or other similar Liens now existing or hereafter created on the property of it and its Subsidiaries or any part thereof.

                  (c) It will, and will cause each of its Subsidiaries to, duly observe and comply in all material respects with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of all Federal, state, county, parish, municipal and other governments and all governmental departments, commissions, boards, courts, authorities, officials and officers, domestic or foreign, which now or at any time hereafter may be applicable to it or its Subsidiaries or any of their respective properties or operations or any part thereof, or any use, manner of use or condition of their properties or any part thereof (including applicable statutes, regulations, orders and restrictions relating to environmental standards or controls).

                  (d) Nothing contained in this subsection 5.3 shall be deemed to require the Borrower to pay or discharge or cause to be paid or discharged
(i) any taxes assessments, contributions, fees and other governmental charges of material amount presently payable without penalty or interest, and (ii) any such tax, assessment, rate, excise, levy, fee or charge, or any mechanics', materialmen's, laborers', operators' or other similar Lien, or to observe or comply with or to cause to be observed or complied with any such legal requirement, so long as the Borrower in good faith by appropriate action promptly initiated and diligently conducted, shall contest or cause to be contested the validity, amount, extent or application thereof, and the Borrower shall have set up on its books such reserve or other appropriate provision, if any, with respect thereto as shall be required by GAAP.

                  5.4 Notice of Default, Litigation, etc. It shall promptly give notice in writing to the Administrative Agent (which shall promptly give such notice to each Lender) (a) of the occurrence of any Event of Default or Default under this Credit Agreement or of the occurrence of any event of default by the Borrower or any of its Subsidiaries under any other obligation for borrowed money or (b) of the occurrence of any material litigation or proceedings affecting the Borrower or any of its Subsidiaries and of any dispute between the Borrower, or any of its Subsidiaries and any governmental regulatory body or any other party if such litigation, proceedings or dispute might substantially interfere with the normal operations of the total enterprise represented by the Borrower and its Subsidiaries. As soon as possible and in any event within 30 days after the Borrower knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan or any withdrawal from, or the termina tion or reorganization of, any Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower or any Commonly Controlled Entity, with respect to the withdrawal from, or the terminating or reorganizing of, any Plan, it shall deliver to the Administrative Agent and each Lender a certificate of the chief financial officer of it setting forth the details thereof and the action that it or the Commonly Controlled Entity proposes to take with respect thereto.

                  5.5 Insurance. It will keep or cause to be kept all of its and its Subsidiaries' property and business of a character usually insured by companies of established reputation similarly situated insured by reputable insurance companies or associations of high standing against loss or damage by fire and such other hazards and risks (including, but not limited to, public liability and workmen's compensation) as are customarily insured against by companies of established reputation similarly situated, in such amount as such property and business is usually insured by such companies, and will comply and will cause its Subsidiaries to comply with all the terms and conditions of all insurance policies with respect to its and their property and business or any part thereof and with all requirements of boards of underwriters (or similar bodies) applicable thereto.

                  5.6 ERISA. It shall, and shall cause each of its Subsidiaries to, substantially comply in all material respects with all applicable provisions of ERISA.

                  5.7 Maintenance of Existence, Franchises, etc. It will at all times maintain and keep and cause to be maintained and kept in full force and effect its corporate existence, rights and franchises and the existence (corporate, partnership or otherwise), rights and franchises of each of its Subsidiaries, except as otherwise permitted by subsections 6.4 and 6.5 and except that the existence (corporate, partnership or otherwise), rights and franchises of any of its Subsidiaries or the rights and franchises of the Borrower may be abandoned or terminated if, in the good faith opinion of its Board, such abandonment or termination is in the best interests of it and not prejudicial in any material respect to the Lenders.

                  5.8 Maintenance and Improvement of Property. It will, and will cause each of its Subsidiaries to, at all times, maintain, develop and operate, or cause to be maintained, developed and operated, its oil and gas properties in a good and workmanlike manner and will observe and comply with all the terms and provisions, express or implied, of the oil and gas leases which (or interest in which) constitute a part thereof and any assignments or subleases thereof under which any of them holds, or its predecessors-in-interest held, title in order to keep such leases or assignments in full force and effect so long as such leases are capable of producing Petroleum in commercial quantities. It will, and will cause each of its Subsidiaries to, at all times maintain, preserve and keep all of its property used or useful for the continued efficient and profitable operation of their property and business in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions, betterments and improvements to such property, so that the efficiency of all such property shall at all times be properly preserved and maintained, provided that no such action as to any item of property need be taken if the Borrower shall in good faith determine that it is not necessary or desirable for the continued efficient and profitable operation of the property and business of the Borrower or any of its Subsidiaries, as the case may be, and that the failure to take such action will not materially prejudice the interests of the Lenders.

                  5.9 Maintenance of Accounts. It will at all times maintain, and will cause each of its Subsidiaries to maintain, a standard, modern system of accounting, in accordance with generally accepted accounting principles in which entries, complete and correct in all material respects, shall be made of all transactions of it or such Subsidiary, and will administer and cause to be administered each such system of accounting in accordance with generally accepted accounting principles.

                  5.10 Inspection. At any and all reasonable times, upon the request of any Lender, it will permit such Lender, or any agents or representatives designated by such Lender,

                  (a) to examine the books of account, records, reports and other papers of it and its Subsidiaries (and to make copies and extracts therefrom),

                  (b) to inspect any property material to this Agreement of it or any of its Subsidiaries, and

                  (c) to discuss the business and affairs of it and its Subsidiaries with its and their officers and its and their Accountants (and by this provision each of them authorizes said Accountants to discuss with such Lender or such agents or representatives the business and affairs of it and its Subsidiaries).

                  5.11 Transactions with Affiliates. Except with respect to the allocation of taxes and general and administrative expenses, it will not enter into or participate in, or permit any

Subsidiary to enter into or participate in, any transaction with any Affiliate other than in the ordinary course of business and on an arm's length basis involving terms no less favorable to it than would be the terms of a similar transaction with a Person other than such Affiliate. In the case of tax allocations, the Borrower agrees that tax expenses and benefits will be allocated among the Borrower and its Subsidiaries on a basis no less advantageous to the Borrower and its Subsidiaries than the tax allocation being used by the Borrower and its Subsidiaries at January 31, 1998 (which allocation is generally based on the premise that such expenses and benefits shall be apportioned as if each such Subsidiary were a separate taxpayer). The Borrower agrees that general and administrative overhead will be allocated among the Borrower and its Subsidiaries on the basis of usage or benefits received to the extent practicable in the Borrower's judgment, and otherwise consistent with generally recognized cost accounting methods.


                  SECTION 6.  NEGATIVE COVENANTS

                  The Borrower covenants that from and after the date of this Credit Agreement and so long as the Commitments are in effect or any Letter of Credit remains outstanding or any amounts remain unpaid on account of the Reimbursement Obligations or Loans:

                  6.1 Limitation on Liens. It will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets owned by it or subject such property to the prior payment of any Debt other than the Letters of Credit, Reimbursement Obligations and Loans; provided, that the foregoing restriction shall not apply to or prevent the creation, assumption or continued existence of any of the following:

                  (a) Permitted Encumbrances;

                  (b) any Lien on any property hereafter acquired or constructed by the Borrower or any Subsidiary, created or assumed contemporaneously with, or within one year after, such acquisition or completion of such construction to secure Debt incurred to provide for the payment of not greater than 100% of the purchase price or the cost of such construction thereof; provided, however, that such Lien shall not apply to any other property owned by the Borrower or any Subsidiary;

                  (c) any Lien on any property existing at the time of acquisition thereof securing Debt not exceeding 100% of the purchase price or cost of such property; provided, however, that such Lien shall not extend to any other property owned by the Borrower or any Subsidiary;

                  (d) any Lien on property of a corporation existing at the time such corporation is merged or consolidated with the Borrower or a Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to the Borrower or a Subsidiary; provided, however, that such Lien shall not extend to any other property owned by the Borrower or any Subsidiary;

                  (e) any Lien on property of a corporation existing at the time such corporation first becomes a Subsidiary; provided, however, that such Lien shall not extend to any other property owned by the Borrower or any Subsidiary;

                  (f) any Lien securing any presently existing Advance Payment Obligation of the Borrower or a Subsidiary and any Lien securing an Advance Payment Obligation hereafter incurred by the Borrower or any Subsidiary through the receipt of any take or pay payment;

                  (g) the Liens listed in Schedule 3 hereto;

                  (h) any Lien on assets acquired or financed with the proceeds of any Debt of the Borrower or any Subsidiary which is of the type referred to in clause (iii) of the definition of Excluded Debt and securing such Excluded Debt; and

                  (i) any other Lien securing Debt if at the time of, and after giving effect to, the creation or assumption of any such Lien, (1) no Default or Event of Default has occurred and is continuing and (2) the aggregate amount of all Debt of the Borrower and the Material Subsidiaries secured by Liens described in paragraphs (b), (c), (d)
         (e), (g) and (i) of this subsection 6.1 does not exceed 10% of Total Consolidated Assets;

provided, however, that notwithstanding anything to the contrary in this subsection 6.1, the Borrower or any of its Subsidiaries may acquire a corporation or other business entity which becomes a Subsidiary with outstanding secured Debt if such newly-created or acquired Subsidiary could incur an equal amount of Debt under subsection 6.2.

                  6.2 Restrictions on Incurrence of Subsidiary Debt. It will not permit any Subsidiary to, directly or indirectly, create, incur, issue, assume, or suffer to exist, guarantee, agree to purchase or repurchase or provide funds in respect of or otherwise become liable in respect of any Debt, other than:

                  (a) Debt owed by a Subsidiary to the Borrower or another Subsidiary;

                  (b) Any extension, modification, renewal or refunding, without increase in the principal amount, of Debt by a

         Subsidiary so long as Consolidated Debt is not thereby increased;

                  (c) Debt under agreements in effect on June 30, 1998 and indicated on Schedule 4 hereto;

                  (d) Debt of the nature described in paragraphs (b) and (c) of subsection 6.1 and Debt of any Person acquired by the Borrower or any Subsidiary provided such Debt is in existence at the time of such acquisition; and

                  (e) in addition to the foregoing, Debt of the Subsidiaries not to exceed $75,000,000 at any one time outstanding;

provided, that no Subsidiary shall directly or indirectly create, incur, issue, assume or suffer to exist, guarantee, agree to purchase or repurchase or provide funds in respect of or otherwise become liable in respect of any Debt (other than Debt of such Subsidiary existing on the date hereof and any extensions or renewals on substantially the same terms) which would otherwise be permitted by this subsection 6.2 if the terms of such Debt or any related agreement restrict the repayment of loans or advances made to it by the Borrower, or require that any loans or advances by the Borrower to such Subsidiary be subordinated in any respect to such Debt, or adversely affect the ability of the Borrower to perform its obligations hereunder.

                  6.3 Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth of the Borrower and its Subsidiaries will not be, at any time, less than $330,000,000.

                  6.4 Restrictions on Disposition of Stock and Debt of Subsidiaries, etc.

                  (a) It will not permit any Subsidiary to issue, sell, assign, pledge or otherwise transfer any shares of the stock of such Subsidiary (other than directors' qualifying shares if required by law) except to the Borrower or a wholly-owned Subsidiary; provided, however, that dispositions by a Subsidiary of its stock in connection with the sale of such Subsidiary as an entirety in accordance with the proviso of subsection 6.4(b) shall not be prohibited.

                  (b) It will not, and will not permit any Subsidiary to, sell, assign, pledge, transfer or dispose of, or in any way part with control of, any shares of the stock of any Subsidiary (other than directors' qualifying shares if required by law) or any Debt owing by a Subsidiary to the Borrower or another Subsidiary or by the Borrower to a Subsidiary, in each case other than to the Borrower or a wholly-owned Subsidiary; provided, however, that all shares of the stock and all Debt of any Subsidiary may, subject to compliance with subsection 6.5, be sold as an entirety to any Person if the Subsidiary being sold does not at the time of sale own, directly or indirectly, any shares or Debt of the Borrower or of another Subsidiary not simultaneously being sold; and, provided, further, that any sale of all the shares of stock and all Debt of a Material Subsidiary as described in the preceding proviso shall require the consent of the Required Lenders.

                  (c) In every case in which directors' qualifying shares are transferred to directors, options to acquire such shares by the Borrower or a Subsidiary for a nominal consideration shall be obtained, together with certificates for such shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank.

                  6.5 Consolidation, Merger, Sales of Assets, etc. The Borrower will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, consolidate or merge with, or sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property and assets to, any Person, except that:

                  (a) the Borrower may permit any Person to be consolidated with or merged into the Borrower if after giving effect to such transaction, the Borrower is the surviving corporation and no Default or Event of Default shall have occurred and be continuing;

                  (b) any Subsidiary of the Borrower may (i) consolidate with or merge into the Borrower if the Borrower is the continuing or surviving corporation or (ii) consolidate with or merge into any wholly-owned Subsidiary of the Borrower or a Person which thereupon becomes a wholly-owned Subsidiary of the Borrower; and

                  (c) any Subsidiary may sell, lease, transfer or otherwise dispose of all or any part of its assets to the Borrower or any other wholly-owned Subsidiary.

                  6.6 Consolidated Leverage Ratio. The Borrower shall not at any time permit the Consolidated Leverage Ratio to be greater than 3.5 to 1.


                  SECTION 7.  EVENTS OF DEFAULT

                  7.1 Nonpayment of Interest or Principal, Insolvency of Subsidiaries and Other Defaults. If any of the following Events of Default shall occur and be continuing:

                  (a) failure by the Borrower to pay any principal of any Loan, any Note issued by it or any Reimbursement Obligation when and as the same shall become due and payable, whether upon demand, at maturity, on a date fixed for prepayment, or otherwise;

                  (b) failure by the Borrower for five days to pay any interest on any Loan, any Note issued by it or any Reimbursement Obligation, or any fee or any other amount owing by it hereunder (other than an amount referred to in paragraph (a) of this subsection 7.1), when and as the same shall become due and payable;

                  (c) failure by the Borrower to perform and comply with any term, covenant, agreement or condition of subsection 5.1(e), subsection
         5.7 (with respect to the existence of the Borrower or any Material Subsidiary) or Section 6;

                  (d) failure by the Borrower to perform, comply with or observe any other term, covenant, agreement or condition of this Credit Agreement applicable to it and such failure shall have continued for 30 days after written notice specifying such failure shall have been given to the Borrower by the Required Lenders;

                  (e) failure by the Borrower or any Material Subsidiary (as principal or as guarantor or other surety) to make any payment or payments in the aggregate amount of more than $15,000,000 on any Debt for borrowed money (other than the Loans or the Reimbursement Obligations), or any Guarantee Obligation therefor (including any obligations under any conditional sale or other title retention agreement or any obligation issued or assumed as full or partial payment for property transferred to the Borrower or any Subsidiary, whether or not secured by a purchase money security interest) and the continuance of such failure beyond the applicable period of grace; or the occurrence of any event (other than the mere passage of time or the failure to pay money when due) or the existence of any condition in respect of any such Debt described in this paragraph (e) or any Securities of the Borrower or any Material Subsidiary, or under any agreement securing or relating to such Debt or Securities, the effect of which is (x) to cause or permit any holder or holders of such Debt (or a trustee or trustees on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (y) to permit a trustee or the holder of any Securities (other than Common Stock of the Borrower or any Subsidiary) to elect a majority of the directors on the Board of Directors of the Borrower or any such Subsidiary and such event or condition shall have continued for 5 days;

                  (f) if any representation, warranty or other statement made in writing by or on behalf of the Borrower in or in connection with any Credit Document or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been false or misleading in any material respect on the date as of which made or deemed made;

                  (g) the expiration of 60 days after the entry of a final judgment, decree or order for the payment of money undischarged against the Borrower or any Material Subsidiary which, together with all other such outstanding undischarged final judgments against the Borrower and any Material Subsidiary exceeds an aggregate of $15,000,000, provided that if such decree, order or judgment shall be stayed or bonded pending appeal (or further appeal) or otherwise or said judgment shall be discharged prior to the occurrence of an Event of Default pursuant to this subsection 7.1(g), such Event of Default shall not occur until 60 days after the expiration of such stay, and in the case of a judgment, shall not occur if said judgment is discharged within 60 days after expiration of such stay;

                  (h) If (i) any of the following events or conditions described in clauses (1) through (5) below shall occur or exist: (1) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (5) any other event or condition with respect to any Plan shall occur or exist, and
         (ii) such event or condition (A) subjects the Borrower or any of their Subsidiaries to any tax, penalty or other liability in excess of $15,000,000; and (B) continues unsatisfied, uncured or otherwise unremedied for 30 days after notice from the Required Lenders;

                  (i) (1) If any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Material Subsidiary shall make a general assignment for the benefit of its creditors; (2) there shall be commenced against any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; (3) there shall be commenced against any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; (4) any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1), (2) or (3) above or (5) any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event, the Administrative Agent, upon the written request of the Required Lenders, shall (x) terminate forthwith the Commitments and/or
(y) declare, by notice of default given to the Borrower, all Loans and all other amounts owing hereunder to be forthwith due and payable, whereupon the principal amount of all outstanding Loans, together with accrued interest thereon, and all other amounts owing hereunder (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Notes or L/C Documentation to the contrary notwithstanding.

                  7.2 Insolvency of the Borrower and Like Defaults. Upon the occurrence of any of the following events of default:

                                    (i) If the Borrower shall commence any case,
                  proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) if the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) if the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event during the continuance thereof, the Commitments shall immediately and without notice terminate and the principal amount of all outstanding Loans, together with accrued interest thereon, and all other amounts owing hereunder (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Notes to the contrary notwithstanding.

                  7.3 Letter of Credit Remedies. (a) Upon the occurrence of an Event of Default and so long as such event shall continue unremedied, upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare any or all of the L/C Obligations, although contingent and unmatured, immediately due and payable, unless automatically due and payable pursuant to subsection 7.2, whereupon the same shall immediately become due and payable to the Administrative Agent for deposit and application pursuant to subsection 7.4, without any other presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

                  (b) The Borrower shall defend the funds from time to time on deposit in the Letter of Credit Account against any Lien or other claim adverse to the interests of the Issuing Lender and the Lenders in such funds, and shall take any other action appropriate in the circumstances to satisfy, or cause to be released or discharged, any such claim or Lien.

                  (c) The Borrower hereby agrees to take any action expressly contemplated to be taken by the Borrower pursuant to paragraphs (a) and (b) of this subsection 7.3, together with any other action incidental thereto which, under the circumstances, is reasonably requested by the Administrative Agent, the Issuing Lender or the Lenders. The Borrower further agrees that a breach by it of the provisions of said paragraphs (a) and (b) or the first sentence of this paragraph (c) will cause irreparable injury to the Lenders, that the Lenders may have no adequate remedy at law in respect of any such breach and that, as a consequence, each of such provisions shall be specifically enforceable against the Borrower. In connection with the foregoing, the Borrower hereby waives and agrees not to assert any defenses against an action for specific performance of such provisions, except for a defense that an Event of Default has not occurred or is not continuing.

                  7.4 Letter of Credit Account.

                  (a) Establishment of the Letter of Credit Account. The Borrower and the Administrative Agent agree that upon the L/C Obligations becoming due and payable pursuant to subsections 7.1, 7.2 or 7.3(a), there shall be established, and that thereafter there shall be maintained, in the name of the Borrower, as debtor, and the Administrative Agent, as secured party for the ratable benefit of the Lenders, on the books of the Administrative Agent at the office of the Administrative Agent at 270 Park Avenue, New York, N.Y. 10017, and under the sole dominion and control of the Administrative Agent, and otherwise on the terms and conditions hereof a cash collateral account designated as the "MEDC Letter of Credit Account" (the "Letter of Credit Account").

                  (b) Deposits and Withdrawals. (i) There shall be deposited in the Letter of Credit Account any amount paid to the Administrative Agent in respect of L/C Obligations pursuant to subsections 7.1, 7.2 or 7.3. The Borrower hereby authorizes and instructs the Lenders (or the Administrative Agent, as the case may be) to deposit in the Letter of Credit Account any such amount, and hereby agrees that any such amount, from the time of such deposit and so long as it remains in the Letter of Credit Account in whole or in part, shall be and constitute collateral security for the prompt and complete payment when due of the indebtedness, obligations and liabilities of the Borrower under this Credit Agreement, the Notes and the L/C Documentation.

                  (ii) Funds from time to time on deposit in the Letter of Credit Account shall be withdrawn and distributed by the Administrative Agent only as follows:

                      (A) if the Issuing Lender has made any payment under any Letter of Credit and has not been reimbursed by the Borrower in full therefor, the Issuing Lender shall, to the extent there are sufficient funds on deposit in the Letter of Credit Account, receive and apply such funds on account of such unreimbursed amount, or the Administrative Agent shall apply such funds on account of any unpaid amount provided for in subsection 2.14(a) and on account of unpaid letter of credit fees and commissions as provided in subsection 2.12;

                      (B) if the principal of or interest on any Loan has not been paid when due (whether at the stated maturity thereof, by acceleration or otherwise), or any other indebtedness, obligation or liability of the Borrower under this Credit Agreement, any Note or any L/C Documentation has not been paid when due (after giving effect to any applicable grace period), the Administrative Agent shall, upon the request of the Required Lenders and to the extent there are sufficient funds on deposit in the Letter of Credit Account, withdraw and apply such funds on account thereof;

                      (C) if at any time there shall be no Default or Event of Default continuing and uncured, the Administrative Agent shall, at the request of the Borrower, disburse to the Borrower all funds then on deposit in the Letter of Credit Account;

                      (D) if at any time the amount on deposit in the Letter of Credit Account shall exceed the L/C Obligations, (x) the Administrative Agent shall upon the Borrower's direction apply the amount of such excess on account of the outstanding principal amount of and accrued interest upon the Loans (notwithstanding any minimum prepayment amounts set forth herein), or any other amounts payable hereunder, or (y) if no such obligations are then outstanding, the Administrative Agent shall pay to the Borrower upon its direction, the excess, if any, of such amount then on deposit over the L/C Obligations; and

                      (E) upon the full and complete payment of all the obligations described in clauses (A) and (B) above and the expiration or cancellation of each Letter of Credit, the funds on deposit in the Letter of Credit Account shall be withdrawn and distributed to the Borrower or as a court of competent jurisdiction shall direct.

                      (c) Investment of Funds. Funds from time to time on deposit in the Letter of Credit Account shall be invested in U.S.

Treasury securities (which may be subject to repurchase agreements with substantial United States commercial banks) or instruments of comparable security and liquidity with yields at prevailing market rates for comparable instruments, as selected by the Borrower. All income received by the Administrative Agent earned in respect of such investments shall be deposited in the Letter of Credit Account, and any losses (including, without limitation, any losses in liquidating such investments or withdrawals and disbursements pursuant to the terms of subsection 7.4(b)) shall be for the account of, and shall be deducted from, the Letter of Credit Account.

                  (d) Exculpatory Provisions. The Borrower agrees that any action taken or omitted to be taken by the Administrative Agent or the Issuing Lender in connection with the Letter of Credit Account, if taken or omitted to be taken in good faith and in the absence of gross negligence and willful misconduct, shall be binding upon the Borrower and shall not create any liability for the Administrative Agent, the Issuing Lender or the other Lenders to the Borrower.

                  SECTION 8.  THE AGENTS AND THE ISSUING LENDER

                  8.1 Appointment. The Chase Manhattan Bank is hereby appointed as the Administrative Agent hereunder, and each of the Lenders hereby irrevocably authorizes The Chase Manhattan Bank, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement or any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

                  8.2 Delegation of Duties. The Administrative Agent and the Issuing Lender may execute any of their duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to their respective duties hereunder.

                  8.3 Reimbursement of Administrative Agent and Issuing Lender. Each Lender, without limiting the Borrower's obligations under subsection 9.7, agrees to reimburse the Administrative Agent and the Issuing Lender in the amount of its pro rata share for any out-of-pocket expenses incurred for the benefit of the Lenders and not reimbursed by the Borrower, and for any counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders and not reimbursed by the Borrower.

                  8.4 Exculpatory Provisions. Neither the Administrative Agent, the Issuing Lender, nor any of their officers, directors, employees or agents shall be liable for any action lawfully taken or omitted to be taken by it or them under this Credit Agreement or any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Neither the Administrative Agent nor the Issuing Lender shall be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Credit Agreement or any other Credit Document or any certificate, report or other document used under or in connection with this Credit Agreement or be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof on the part of the Borrower. The Administrative Agent and the Issuing Lender shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Subject to the provisions of subsection 9.3 of this Credit Agreement, the Administrative Agent and the Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Lenders and such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Lenders and on all holders of the Loans.

                  8.5 Indemnification of Administrative Agent and Issuing Lender. The Lenders agree to indemnify the Administrative Agent and the Issuing Lender (to the extent not reimbursed by the Borrower) ratably according to their respective Commitment Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the Issuing Lender in any way relating to or arising out of this Credit Agreement or any other Credit Document or any action taken or omitted by the Administrative Agent or the Issuing Lender under this Credit Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or disbursements resulting from the Administrative Agent's or the Issuing Lender's gross negligence or willful misconduct.

                  8.6 Reliance by Administrative Agent and Issuing Lender. The Administrative Agent and the Issuing Lender shall be entitled to rely on any Note, notice, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed and sent by the proper person or persons and, in respect of legal matters, upon opinion of counsel selected by the Administrative Agent or the Issuing Lender. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

                  8.7 Administrative Agent and Issuing Lender in Individual Capacity. With respect to loans made or renewed by it, any Note or Notes issued to it, and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent, the Syndication Agent, the Documentation Agent and the Issuing Lender shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not the Administrative Agent, the Syndication Agent, the Documentation Agent or the Issuing Lender, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent, the Syndication Agent, the Documentation Agent and the Issuing Lender in its individual capacity.

                  8.8 Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent, the Issuing Lender, the Syndication Agent, the Documentation Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, the Issuing Lender, the Syndication Agent or the Documentation Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Issuing Lender, the Syndication Agent or the Documentation Agent to any Lender. Each Lender represents to the Administrative Agent, the Issuing Lender, the Syndication Agent and the Documentation Agent that it has, independently and without reliance upon the Administrative Agent, the Issuing Lender, the Syndication Agent, the Documentation Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial or other condition and creditworthiness of the Borrower and made its own decision to make extensions of credit hereunder and enter into this Credit Agreement. Each Lender also represents to the Administrative Agent, to the Issuing Lender, the Syndication Agent and the Documentation Agent that it will, independently and without reliance upon the Administrative Agent, the Issuing Lender, the Syndication Agent, the Documentation Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Issuing Lender hereunder, neither the Administrative Agent nor the Issuing Lender shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent, the Issuing Lender or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                  8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Loans or the L/C Obligations. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

                  8.10 Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have duties or responsibilities hereunder in its capacity as such.


                  SECTION 9.  MISCELLANEOUS

                  9.1 Waiver of Default. Subject to the proviso clause of subsection 9.3 below, the Administrative Agent may, by written notice to the Borrower (if thereunto authorized by the Required Lenders), on behalf of all the Lenders, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof or any Default or Event of Default which shall have occurred hereunder and its consequences. Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any Note issued hereunder, respectively, and any Default or Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

                  9.2 Request to Administrative Agent. Whenever the Administrative Agent is authorized and empowered hereunder on behalf of each of the Lenders to give any approval or consent, or to make any request, or to take any action on behalf of the Lenders, the Administrative Agent shall be required to give such approval or consent, to make such request or to take such action when so requested by the Required Lenders, except that any action specified in subsection 9.3 below to require a different percentage shall be taken only on the percentage specified therein.

                  9.3 Amendments. With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, subject to the provisions of this subsection, from time to time, enter into agreements amendatory or supplemental hereto for the purpose of adding any provisions to this Credit Agreement or changing in any manner the rights of the Lenders or of the Borrower, hereunder; provided, however, that no such amendatory or supplemental agreement shall (a) change the maturity of any Loan or the Scheduled Termination Date or change the rate or amount of interest or any fee, commission or other charge, in each case for the account of the Lenders, or the time of payment or prepayment of any thereof or change the principal amount of any Lender's loan, Reimbursement Obligation or Commitment or the duration thereof without the written consent of all the Lenders, or (b) change (i) the provisions of subsection 2.18(a) or (ii) the percentages specified in Section 7 or this Section 9 or in the definition of Required Lenders, without the written consent of all the Lenders, or (c) change any provision of Section 8 without the consent of the Administrative Agent and the Issuing Lender. Any such amendatory or supplemental agreement shall apply equally to each Lender and shall be binding upon the Borrower, all the Lenders and the Administrative Agent.

                  9.4 Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing (including by facsimile transmission if followed promptly by hard copy) and shall be deemed to have been duly given or made three days after being deposited in the mails, postage prepaid, or, in the case of telecopy notice, when received by the addressee, addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

                  The Borrower:    Mitchell Energy & Development
                                   Corp.
                                   P.O. Box 4000
                                   The Woodlands, TX 77387-4000
                                   Attn: Chief Financial Officer
                                   Telecopy: 713-377-6192

                  The Lenders:     Their respective names and addresses
                                   set forth on Schedule 5


                  The Issuing      The Chase Manhattan Bank
                  Lenders:         270 Park Avenue
                                   New York, NY 10017
                                   Attn: Peter Ling
                                   Telecopy: (212) 270-3897

                                   Chase Manhattan Bank Delaware
                                   Corporate Banking Dept. - 8th Floor
                                   1201 Market Street
                                   Wilmington, Delaware  19801
                                   Attn: Michael P. Handago
                                   Telecopy:  (302) 984-4904

                  The              The Chase Manhattan Bank, as
                  Administrative   Administrative Agent
                  Agent:           270 Park Avenue, 32nd Floor
                                   New York, NY 10017
                                   Attn: Peter Ling
                                   Telecopy: 212-270-3897

                  With a copy      The Chase Manhattan Bank
                  to:              Agent Bank Services Group
                                   One Chase Manhattan Plaza, 8th Floor
                                   New York, New York  10081
                                   Attn:  Tonya Mitchell
                                   Telecopy:  (212) 552-5777

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

                  9.5 Adjustments; Set-Off. (a) If any Lender shall at any time receive payment of all or part of any of the Loans or Reimbursement Obligations owing to it, whether by set-off or otherwise, in a greater proportion than the payments made on the Loans or Reimbursement Obligations owing to the other Lenders, such Lender shall purchase for cash, ratably from each of the other Lenders, an undivided participating interest in a portion of the Loans or Reimbursement Obligations owing to such other Lenders so that after such purchase each Lender will hold an interest in an unpaid principal amount of Loans or Reimbursement Obligations bearing the same proportion to the total principal amount of Loans or Reimbursement Obligations at such time outstanding as existed in the Loans or Reimbursement Obligations outstanding hereunder prior to such payment. In the event that at any time any Lender shall be required to refund any amounts which have been paid to or received by it on account of any of the Loans or Reimbursement Obligations held by such Lender and which have been applied to the purchase of an undivided participating interest in the portion of Loans or Reimbursement Obligations held by other Lenders pursuant to this subsection 9.5(a) then, upon notice from such Lender, each of the other

Lenders shall repurchase said portions for cash to the extent of their ratable share of such refund.

                  (b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), upon the occurrence of any Event of Default specified in paragraph (a) or (b) of subsection 7.1, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  9.6 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

                  9.7 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Issuing Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Credit Agreement, the other Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the other Credit Documents and any such other documents, including, without limitation, fees and disbursements of counsel (including, without limitation, in-house counsel) to the Administrative Agent and to the several Lenders, (c) to pay, indemnify and hold each Lender and the Administrative Agent and each of their officers, directors, employees, agents, attorneys-in-fact and Affiliates harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Credit Agreement, the other Credit Documents and any such other documents; provided, however, that with respect to this subparagraph (c), the Borrower shall not be liable for the payment of any losses, costs, penalties, judgments, suits, liabilities, damages, penalties, actions, expenses or disbursements resulting solely from the gross negligence or wilful misconduct of any such Lender and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Credit Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations or properties of the Borrower and any of its Subsidiaries and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Credit Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this subsection shall survive termination of the Letters of Credit and repayment of the Loans and all other amounts payable hereunder.

                  9.8 Notice of Action. In the event the Administrative Agent or any Lender or Lenders should take any action or give any consent or notice provided for by this Credit Agreement, notice of such action, consent or notice shall be given forthwith to all the Lenders by the Administrative Agent or the Lender or Lenders taking such action or giving such consent or notice; provided, however, that the failure to give any such notice shall not invalidate any such action, consent or notice in respect of the Borrower.

                  9.9 Survival of Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Credit Agreement and the issuances of Letters of Credit and the making and renewal of loans hereunder.

                  9.10 Successors and Assigns; Participations. (a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and the L/C Obligations, and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Credit Agreement without the prior written consent of each Lender.

                  (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan or Reimbursement Obligations owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans, in each case to the extent subject to such Participation. The Borrower agrees that if amounts outstanding under this Credit Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Credit Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Credit Agreement; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 9.5(a). The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.20, 2.21, 2.22 and 9.5(b) with respect to its participation in the Commitments and the Loans and other amounts outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the prior consent of the Borrower, the Issuing Lender and the Administrative Agent (which in the case of the Borrower shall not be unreasonably withheld), to an additional bank or financial institution ("an Assignee") all or any part of its rights and obligations under this Credit Agreement and the other Credit Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit C, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $10,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement) and after completing such assignment, the Assignor may not have an aggregate principal amount of Commitments and Loans less than $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and
(y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto). Unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower.

                  (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection
9.4 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loan and Reimbursement Obligation owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Credit Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower, the Issuing Lender and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall
(i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

                  (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee (but, in the case of a prospective Assignee as to which consent of the Borrower must be obtained pursuant to subsection 9.10(c), only if the Borrower shall have given such consent) any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Credit Agreement; provided that each such Transferee or prospective Transferee agrees to keep confidential such financial information and any other written or oral information provided to it by or on behalf of the Borrower or any of its Subsidiaries, or by such Lender regarding the Borrower or any of its Subsidiaries, pursuant to or in connection with this Credit Agreement.

                  (g) For avoidance of doubt, the parties to this Credit Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                  9.11 Counterparts. This Credit Agreement may be executed in any number of separate counterparts each of which shall be an original and all of said counterparts taken together shall be deemed to constitute one and the same agreement. Promptly after the execution hereof, the Administrative Agent shall transmit to each Lender a conformed copy of this Credit Agreement. A set of the copies hereof signed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

                  9.12  Severability.  Any provision of this Credit
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  9.13 Interest. It is the intent of each Lender and the Borrower in the execution and performance of this Credit Agreement and all matters incidental and related hereto and any agreement or instrument executed in connection herewith or with any Debt of the Borrower to any of the Lenders to remain in strict compliance with all laws applicable to such Lender from time to time in effect, including, without limitation, usury laws. In furtherance hereof, each Lender and the Borrower stipulates and agrees that none of the terms and provisions contained in or pertaining to this Credit Agreement or any other agreement or instrument ("Other Agreement") executed in connection herewith or with any Debt of the Borrower to any Lender shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate for such Lender or maximum amount of interest permitted to be charged by such Lender under all laws in effect and applicable to such Lender. For purposes of this Credit Agreement and the Notes, "interest" shall include the aggregate of all amounts which constitute or are deemed to constitute interest under the respective laws in effect and applicable to the Lenders that are contracted for, chargeable, receivable (whether received or deemed to have been received) or taken under this Credit Agreement or the Notes or any Other Agreement. The Borrower shall never be required to pay to any Lender unearned interest hereunder or on any Note or any Other Agreement and shall never be required to pay interest hereunder or on any Note or any Other Agreement at a rate or in an amount in excess of the Maximum Rate for such Lender or maximum amount of interest that may be lawfully charged by such Lender under any law which is in effect and applicable to such Lender and the provisions of this paragraph shall control over all other provisions of this Credit Agreement and the Notes or any Other Agreement which may be in apparent conflict herewith. If the effective rate or amount of interest which would otherwise be payable under this Credit Agreement or the Notes or any Other Agreement, or all of them, would exceed the Maximum Rate for any Lender or the maximum amount of interest any Lender or any holder of the Notes or any Other Agreement is allowed by the relevant applicable law to charge, contract for, take or receive, or in the event a Lender or any holder of the Notes or any Other Agreement shall charge, contract for, take or receive monies that are deemed to constitute interest which could, in the absence of this provision, increase the effective rate or amount of interest payable under this Credit Agreement or the Notes or any Other Agreement, or all of them, to a rate or amount in excess of that permitted to be charged, contracted for, taken or received under the applicable laws then in effect with respect to such Lender, then the principal amount of the Notes or the obligations of the Borrower to such Lender under this Credit Agreement, the Notes or any Other Agreement or the amount of interest which would otherwise be payable to or for the account of such Lender under this Credit Agreement or the Notes or any Other Agreement, or all of them, shall be reduced to the amount allowed under said laws as now or hereafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, or received that are deemed to constitute interest in excess of the Maximum Rate for such Lender or maximum amount of interest permitted by the relevant applicable laws shall be immediately returned to or credited to the account of the Borrower upon such determination. All amounts paid or agreed to be paid in connection with the indebtedness arising pursuant to this agreement and/or evidenced by the Notes which would under any law in effect and applicable to such Lender be deemed "interest" shall, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the full term of this Credit Agreement and the Notes, as applicable.

                  9.14 GOVERNING LAW. THIS CREDIT AGREEMENT AND EACH NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  9.15 SUBMISSION TO JURISDICTION; WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                        (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

                       (ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                      (iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SUBSECTION 9.4 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

                       (iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER

         PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

                  9.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  IN WITNESS WHEREOF, the parties have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                             MITCHELL ENERGY & DEVELOPMENT CORP.


                                             By: /s/ W. BROOKE HAMILTON, JR.
                                                --------------------------------
                                                Name: W. Brooke Hamilton, Jr.
                                                Title: Vice President-Finance
                                                and Treasurer

                                             THE CHASE MANHATTAN BANK, as
                                               Administrative Agent, an Issuing
                                               Lender and a Lender


                                             By: /s/ PETER M. LING
                                                --------------------------------
                                                Name:  Peter M. Ling
                                                Title: Vice President


                                             NATIONSBANK, N.A., as
                                              Documentation Agent and as a
                                              Lender


                                             By: /s/ JAMES V. DUCOTE
                                                --------------------------------
                                                Name:  James V. Ducote
                                                Title: Vice President




                                             PNC BANK, NATIONAL ASSOCIATION, as
                                              Syndication Agent and as a Lender


                                             By: /s/ JOHN R. WAY
                                                --------------------------------
                                                Name:  John R. Way
                                                Title: Assistant Vice President




                                             CHASE MANHATTAN BANK DELAWARE, as
                                               an Issuing Lender


                                             By: /s/ MICHAEL P. HANDAGO
                                                --------------------------------
                                                Name:  Michael P. Handago
                                                Title: Vice President

                                             BANK ONE, TEXAS, N.A., as a Lender


                                            By: /s/ RICHARD G. SYLVAN
                                                --------------------------------
                                                Name:  Richard G. Sylvan
                                                Title: S.V.P


                                             ABN AMRO BANK N.V., HOUSTON AGENCY,
                                              as a Lender


                                             By: /s/ STUART MURRAY
                                                --------------------------------
                                                Name:  Stuart Murray
                                                Title: Vice President


                                             BANK OF TOKYO-MITSUBISHI, LTD.,
                                              HOUSTON AGENCY, as a Lender


                                             By: /s/ MICHAEL G. MEISS
                                                --------------------------------
                                                Name:  Michael G. Meiss
                                                Title: Vice President




                                             WELLS FARGO BANK (TEXAS), NATIONAL
                                              ASSOCIATION, as a Lender


                                             By: /s/ J. ALAN ALEXANDER
                                                --------------------------------
                                                Name:  J. Alan Alexander
                                                Title: Vice President




                                             THE BANK OF NOVA SCOTIA, as
                                              a Lender


                                             By: /s/ F.C.H. ASHBY
                                                --------------------------------
                                                Name:  F.C.H. Ashby
                                                Title: Senior Manager
                                                       Loan Operations

                                                                      Schedule 1
                                                                       to Credit
                                                                       Agreement
                                                                       ---------


The Applicable Margin, Letter of Credit Commission Rate and Commitment Fee Rate will be based on ratings (the "Bond Rating") of the Borrower's senior unsecured debt by Standard & Poor's Ratings Group ("S&P") and Moody's Investors Service Inc. ("Moody's"). Any change in such margins and fees resulting from a change in the Bond Rating shall be effective immediately.


====================================  ============== ==============  ============  ============== =============
                                         Level 1        Level 2        Level 3        Level 4         Level 5
        Rating S&P/Moody's*               BBB+/           BBB/          BBB-/           BB+/            BB/
                                         Baa1 or          Baa2           Baa3           Ba1        Ba2 or lower
                                          higher
---------------------------------------------------------------------------------------------------------------
Letter of Credit Commission Rate           .35            .45            .55            .75            1.00
------------------------------------  -------------- --------------  ------------  -------------- -------------
Applicable Margin-Eurodollar Loans         .35            .45            .55            .75            1.00
------------------------------------  -------------- --------------  ------------  -------------- -------------
Applicable Margin-ABR Rate Loans             0              0              0              0               0
------------------------------------  -------------- --------------  ------------  -------------- -------------
Commitment Fee Rate                        .10           .125           .175            .25            .375
====================================  ============== ==============  ============  ============== =============

* In the event such Bond Ratings fall within different Levels, the foregoing will be based on the higher of the two Bond Ratings, provided that if the higher (i.e. lower numbered) Level shall be two or more Levels higher than the lower Level, the Level immediately below such higher Level shall govern. In the event no Bond Rating is in effect, Level 5 shall govern.

                                                                      Schedule 2
                                                                       to Credit
                                                                       Agreement
                                                                       ---------

                       Mitchell Energy & Development Corp.
                              List of Subsidiaries
                              --------------------
MND Energy Corporation

   Southwestern Gas Pipeline, Inc.

         Acacia Natural Gas Corporation
         Mitchell Louisiana Gas Services, Inc.

         Mitchell Gas Operating, Inc.
         MND Gas Services, L.L.C.(1)

                  Mitchell Gas Services L.P.(2)

   Mitchell Energy Corporation

         Mitchell Energy Twenty-Two, Inc.(3)

   Liquid Energy Corporation(3)

   MND Energy Ten, Inc.(3)

MND Service, Inc.

The Woodlands Venture Capital Company

Mitchell Resorts, Inc.
   Mitchell Catamount, Inc.
   MND Leisure, Inc.
   TWC/FER, Inc.(4)


--------
(1)      Delaware Limited Liability Company.

(2) Delaware Limited Partnership (99% limited partnership interest owned by MND Gas Services L.L.C.; 1% general partnership interest owned by Mitchell Gas Operating, Inc.).

(3) Currently a shell corporation. No assets are owned nor are business activities performed under this entity.

(4)      Owned 50/50 by Mitchell Resorts, Inc. and Fertitta
         Hospitality, Inc.

                                                                      Schedule 3
                                                                       to Credit
                                                                       Agreement
                                                                       ---------

                       Mitchell Energy & Development Corp.
                                 Existing Liens*
                                  June 30, 1998
                                 (in thousands)




Belvieu Environmental Fuels                 $ 26,074
C&L Processors Partnership                  $ 21,605
Gulf Coast Fractionators                    $ 14,220
                                            --------

                                            $ 61,899
                                            ========


         *Amounts represent portion of Liens of the above-listed entities that corresponds to the ownership interests of Mitchell Energy & Development Corp. and its
         Subsidiaries in such entities.

                                                                      Schedule 4
                                                                       to Credit
                                                                       Agreement
                                                                       ---------


                       Mitchell Energy & Development Corp.
                                 Existing Debt*
                                  June 30, 1998
                                 (in thousands)



                                             Debt
                                --------------------------------

                                              Non-
                                Recourse    Recourse      Total
                                --------    --------     -------
Belvieu Environmental Fuels     $  6,667     $19,407     $26,074
C&L Processors Partnership        11,667       9,938      21,605
Gulf Coast Fractionators                      14,220      14,220
                                --------     -------     -------
                                $ 18,334     $43,565     $61,899
                                ========     =======     =======




         *Amounts represent portion of existing debt of the above-listed entities that corresponds to the ownership interests of Mitchell Energy & Development Corp. and its Subsidiaries in such entities.

                                                                      Schedule 5
                                                                       to Credit
                                                                       Agreement
                                                                       ---------

                                 Lender Offices
                                 --------------

THE CHASE MANHATTAN BANK
270 Park Avenue, 32nd Floor
New York, NY  10017
Attn:  Mr. Peter Ling
Fax:   212-270-3897


NATIONSBANK, N.A.
700 Louisiana, 8th Floor
Houston, TX  77002
Attn:  James Allred
Fax:   (713) 247-6568


PNC BANK, NATIONAL ASSOCIATION
One PNC Plaza, 3rd Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222-2707
Attn:  Thomas K. Grundman
Fax:  (412) 762-2571

with a copy to

John R. Way
PNC Bank, National Association
One PNC Plaza, 3rd Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222-2707
Fax:  (412) 762-2571


BANK ONE, TEXAS, N.A.
910 Travis Street, Suite 600
Houston, Texas 77002
Fax:  (713) 751-7894
Attn:  Richard Sylvan/Jolinda Papadakis


ABN AMRO BANK N.V., HOUSTON AGENCY
Three Riverway, Suite 1700
Houston, Texas  77056
Fax:  (713) 621-5801
Attn:  Jamie Conn


BANK OF TOKYO-MITSUBISHI, LTD., HOUSTON AGENCY
1100 Louisiana, Suite 2800
Houston, Texas  77002
Fax:  (713) 655-3855
Attn:  John McIntyre

WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION
1000 Louisiana, 3rd Floor
Houston, Texas 77002
Fax:  (713) 739-1087
Attn:  Alan Alexander

with a copy to

Wells Fargo Bank, N.A.
201 Third Street, 8th Floor
San Francisco, California  94103
Fax:  (415) 979-0675
Attn:  Cindy Dunn

THE BANK OF NOVA SCOTIA
1100 Louisiana, Suite 3000
Houston, Texas  77002
Fax:  (713) 752-2425
Attn:  Donovan Broussard

with a copy to

The Bank of Nova Scotia
600 Peachtree N.E.
Suite 2700
Atlanta, Georgia  30308
Fax:  (404) 888-8998
Attn:  F.C.H. Ashby